Exhibit 10.1

EXECUTION VERSION

2 August 2021

PARKER-HANNIFIN CORPORATION

and

MEGGITT PLC

COOPERATION AGREEMENT

100 Bishopsgate

London EC2P 2SR

-i-

THIS AGREEMENT is made on        2 August 2021

BETWEEN:

(1)	PARKER-HANNIFIN CORPORATION, a corporation registered in the state of Ohio, whose registered office is at 6035 Parkland Boulevard, Cleveland, Ohio 441240-4141 (Parker); and

(2)

MEGGITT PLC, a public limited company registered in England and Wales with registered number 00432989, whose registered office is at Pilot Way, Ansty Business Park, Coventry CV7 9JU, United Kingdom (Meggitt),

(each a party and together the parties).

WHEREAS:

(A)

Parker proposes to announce immediately following execution of this Agreement a firm intention to make a recommended offer for the entire issued and to be issued share capital of Meggitt pursuant to Rule 2.7 of the Code on the terms and subject to the conditions set out in the Announcement and this Agreement (the Acquisition).

(B)

The parties intend that the Acquisition will be implemented by way of the Scheme, although Parker reserves the right, if the Panel consents and subject to the terms of this Agreement and the Announcement, to implement the Acquisition by way of the Takeover Offer.

(C)

The parties have agreed to take certain steps to effect completion of the Acquisition (whether by way of the Scheme or the Takeover Offer) and are entering into this Agreement to set out their respective rights, obligations and commitments in relation to such matters.

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1

In this Agreement (including the recitals but excluding Schedule 1), the terms and expressions listed in this clause 1.1 shall have the meanings set out in this clause 1.1. Terms and expressions used in Schedule 1 shall have the meanings given to them in Schedule 1.

Acceptance Condition means, if applicable, the acceptance condition to a Takeover Offer as specified in clause 7.2(a);

Acquisition has the meaning given in recital (A);

Acquisition Document means (i) if the Scheme is (or is to be) implemented, the Scheme Document; or (ii) if the Takeover Offer is (or is to be) implemented pursuant to clause 7.1, the Offer Document;

Agreed Switch means, where the Acquisition is implemented by way of the Takeover Offer in accordance with: (i) clause 7.1(a); or (ii) clause 7.1(b) in circumstances where the Meggitt Board Recommendation is given in respect of that Takeover Offer;

Announcement means the announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Code, in substantially the form set out in Schedule 1;

Business Day means a day, other than a Saturday or Sunday or public holiday in England and Wales, New York or Cleveland, Ohio, on which banks in London, New York and Cleveland, Ohio are open for general commercial business;

Clean Team Arrangements means the arrangements established pursuant to the Clean Team Agreement between Meggitt and Parker dated 7 July 2021, the Joint Defence Agreement entered into in connection with the Acquisition between, among others, Parker and Meggitt dated 5 July 2021 and any additional clean team confidentiality agreements between Meggitt and Parker that may be concluded at a later stage;

Clearances means any approvals, consents, clearances, permissions, confirmations, comfort letters and waivers that may need to be obtained, all applications and filings that may need to be made and waiting periods that may need to have expired, from or under any of the Laws, regulations or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary and/or expedient to satisfy one or more of the Regulatory Conditions; and any reference to any Clearance having been satisfied shall be construed as meaning that the foregoing has been obtained, or where relevant, made or in respect of which any waiting period has expired;

Code means the City Code on Takeovers and Mergers, as issued from time to time by or on behalf of the Panel;

Companies Act means the Companies Act 2006;

Competing Proposal means:

(a)

an offer (including a partial, exchange or tender offer), merger, acquisition, dual listed structure, scheme of arrangement, reverse takeover, whitewash transaction and/or business combination (or the announcement of a firm intention to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the entire issued and to be issued ordinary share capital of Meggitt (when aggregated with the shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any party acquiring, consolidating or increasing ‘control’ (as defined in the Code) of Meggitt;

(b)

the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 30 per cent. or more) of the business, assets and/or undertakings of the Meggitt Group calculated by reference to any of its revenue, profits or value taken as a whole;

(c)

a demerger, any material reorganisation and/or liquidation involving all or a significant portion (being 30 per cent. or more) of the Meggitt Group calculated by reference to any of its revenue, profits or value taken as a whole; or

(d)

any other transaction which would be alternative to, or inconsistent with, or would be reasonably likely materially to preclude, impede or delay or otherwise prejudice the implementation of the Acquisition (including, for the avoidance of doubt, any transaction or arrangement which would constitute a Class 1 transaction for the purposes of the Listing Rules undertaken by a member of the Meggitt Group), in each case which is not effected by Parker (or a person acting in concert with Parker) or at Parker’s direction, and in each case whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;

Conditions means:

(a)

for so long as the Acquisition is being implemented by means of the Scheme, the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to the Announcement and to be set out in the Scheme Document, as may be amended by Parker with the consent of the Panel (and, for so long as the Scheme is subject to a unanimous and unqualified recommendation from the Meggitt Directors, with the consent of Meggitt); and

(b)

if Parker elects to implement the Acquisition by way of the Takeover Offer in accordance with clause 7.1, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition and as may be further amended by Parker with the consent of the Panel (and, in the case of an Agreed Switch, for so long as the Acquisition is subject to a unanimous and unqualified recommendation from the Meggitt Directors, with the consent of Meggitt), and Condition shall be construed accordingly;

Confidentiality Agreement means the confidentiality agreement between Parker and Meggitt in relation to the Acquisition dated 1 July 2021;

Consideration means 800 pence in cash per Meggitt Share;

Court means the High Court of Justice in England and Wales;

Court Meeting means the meeting(s) of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme, including any adjournment thereof;

Court Order means the order(s) of the Court sanctioning the Scheme under section 899 of the Companies Act;

Day 60 means, where Parker has elected to implement the Acquisition by means of the Takeover Offer in accordance with clause 7.1, the 60th day following the publication of the Offer Document or such later date as is set in relation to the Takeover Offer pursuant to Rule 31.3 of the Code;

Effective Date means:

(a)	the date on which the Scheme becomes effective in accordance with its terms; or

(b)

if Parker elects to implement the Acquisition by means of the Takeover Offer in accordance with the terms of this Agreement, the date on which the Takeover Offer becomes or is declared unconditional in all respects;

Group means, in relation to any person, that person and any bodies corporate which are subsidiaries or subsidiary undertakings of that person from time to time;

HM Government means the government of the United Kingdom of Great Britain and Northern Ireland;

Law means any applicable statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree, directive, policy, guideline, interpretation or rule of common law issued, administered or enforced by any Relevant Authority, or any judicial or administrative interpretation thereof;

Listing Rules means the rules and regulations made by the Financial Conduct Authority under the Financial Services and Markets Act 2000 and referred to in section 73A(2) of that Act as set out in the Financial Conduct Authority’s Handbook or rules and guidance as amended from time to time;

Longstop Date means 2 February 2023 or such later date as may be agreed in writing by Parker and Meggitt (where required by the Panel or with the Panel’s consent and as the Court may approve (if such consents(s) or approval(s) is/are required));

Meggitt Board Recommendation means a unanimous and unqualified recommendation from the Meggitt Directors to Meggitt Shareholders in respect of the Acquisition: (i) to vote in favour of the Meggitt Resolutions; or (ii) if Parker elects to implement the Acquisition by means of the Takeover Offer in accordance with the terms of this Agreement, to accept the Takeover Offer;

Meggitt Holding Announcement means an announcement to Meggitt Shareholders following a change of circumstances containing an express statement that the Meggitt Board Recommendation is not withdrawn, adversely modified or adversely qualified;

Meggitt Directors means the directors of Meggitt from time to time;

Meggitt General Meeting means the general meeting of Meggitt to be convened in connection with the Scheme for the purpose of considering and, if thought fit, approving the Meggitt Resolutions, notice of which will be set out in the Scheme Document, including any adjournment thereof;

Meggitt Group means Meggitt and its subsidiaries and subsidiary undertakings from time to time and member of the Meggitt Group shall be construed accordingly;

Meggitt Remuneration Committee has the meaning given in Schedule 2;

Meggitt Representative has the meaning given in clause 12.4;

Meggitt Resolutions means such shareholder resolutions of Meggitt as are necessary to approve, implement and effect the Scheme and the Acquisition including a resolution to amend the articles of association of Meggitt by the adoption and inclusion of a new article under which any Meggitt Shares issued or transferred after the Scheme Record Time shall either be subject to the Scheme or (after the Effective Date) be immediately transferred to Parker in exchange for the same consideration as is due under the Scheme;

Meggitt Share Schemes has the meaning given in Schedule 2;

Meggitt Shareholder Meetings means the Court Meeting and the Meggitt General Meeting;

Meggitt Shareholders means the holders of Meggitt Shares from time to time;

Meggitt Shares means the ordinary shares of five pence each in the capital of Meggitt, from time to time;

Offer Document means, if (following the date of this Agreement) Parker elects to implement the Acquisition by way of the Takeover Offer in accordance with the terms of this Agreement, the offer document to be sent to (among others) Meggitt Shareholders setting out, among other things, the full terms and conditions of the Takeover Offer (and including, as the context requires, any revised offer document);

Panel means the UK Panel on Takeovers and Mergers;

Parker Directors means the directors of Parker from time to time;

Parker Group means Parker and its subsidiaries and subsidiary undertakings from time to time and member of the Parker Group shall be construed accordingly;

Regulatory Conditions means the conditions set out in paragraphs 3 to 20 (inclusive) of Part A of Appendix 1 to the Announcement (so far as, in the case of 18, 19 and 20, the relevant Third Party under that Condition is a Relevant Authority);

Regulatory Information Service means any information service authorised from time to time by the Financial Conduct Authority for the purpose of disseminating regulatory announcements;

Relevant Authority means any central bank, ministry, governmental, quasi-governmental, supranational (including the European Union), statutory, regulatory, environmental, administrative, supervisory, fiscal or investigative body, authority or tribunal (including any national or supranational anti-trust, competition or merger control authority, any sectoral ministry or regulator and foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction;

Relevant Third Party has the meaning given in clause 24.1;

Remedies means any conditions, obligations, measures, commitments, modifications, undertakings, remedies (including, but not limited to, disposals (whether before or following completion of the Acquisition) and any pre-divesture reorganisations by either party) or assurances (financial or otherwise) offered or required in connection with the obtaining of any Clearances and Remedy shall be construed accordingly;

Sanction Hearing means the hearing by the Court of the petition to sanction the Scheme and to grant the Court Order;

Scheme means the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Meggitt and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Meggitt and Parker;

Scheme Document means the circular relating to the Scheme to be sent to (among others) Meggitt Shareholders and persons with information rights containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and the Meggitt General Meeting (and including, as the context requires, any revised or supplementary circular);

Scheme Conditions means the conditions referred to in paragraph 2 of Part A of Appendix 1 to the Announcement;

Scheme Record Time has the meaning given in the Announcement;

Scheme Shareholders means the holders of Scheme Shares;

Scheme Shares has the meaning given in the Announcement;

Secretary of State means the UK Secretary of State for Business, Energy & Industrial Strategy (or such other UK Secretary of State as is applicable);

Switch has the meaning given in clause 7.1;

Takeover Offer means a takeover offer (within the meaning of section 974 of the Companies Act) to be made by or on behalf of Parker (subject to the terms and conditions set out in this Agreement) to acquire the entire issued and to be issued share capital of Meggitt on the terms and conditions set out in the Announcement and this Agreement and to be set out in the Offer Document;

Trust has the meaning given in Schedule 2;

UK or United Kingdom means the United Kingdom of Great Britain and Northern Ireland; and

Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)	the expressions subsidiary and subsidiary undertaking have the meanings given in the Companies Act;

(b)	the expressions acting in concert and concert parties shall be construed in accordance with the Code;

(c)

a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(d)

references to a person include any individual, an individual’s executors or administrators, a partnership, a firm, a body corporate (wherever incorporated), an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture, association, works council or employee representative body (in any case, whether or not having separate legal personality);

(e)	references to a recital, paragraph, clause or Schedule (other than a schedule to a statutory provision) shall refer to those of this Agreement unless stated otherwise;

(f)	headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;

(g)	references to time are to London time (unless otherwise specified);

(h)	any reference to a day (including within the phrase Business Day) shall mean a period of 24 hours running from midnight to midnight and any reference to a month shall mean a calendar month;

(i)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(j)	references pounds sterling and pence are references to the lawful currency from time to time of the United Kingdom;

(k)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(l)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied or supplemented at any time; and

(m)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	Publication of the Announcement and the terms of the Acquisition

2.1

The obligations of the parties under this Agreement, other than this clause 2.1 and clauses 11 to 19 (inclusive) and 21 to 25 (inclusive), shall be conditional on the release of the Announcement via a Regulatory Information Service at or before 7:30 a.m. on the date of this Agreement or such later time and date as the parties may agree (and, where required by the Code, the Panel may approve). This clause 2.1 and clauses 11 to 19 (inclusive) and 21 to 25 (inclusive) shall take effect on and from execution of this Agreement.

2.2

The terms of the Acquisition shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Acquisition, which will be at the absolute discretion of Parker) and, where required by the Code, approved by the Panel. The terms of the Acquisition at the date of publication of the Acquisition Document shall be set out in the Acquisition Document.

3.	Binding commitments

3.1	Parker hereby agrees that it will offer to HM Government legally binding commitments that, following completion of the Acquisition, in substance it will:

(a)

ensure that Meggitt will continue to meet its contractual obligations in respect of goods and services supplied to or for the benefit of HM Government, (ii) maintain its existing technology and manufacturing that resides in the UK for the benefit of HM Government, and (iii) ensure that Meggitt continues to comply with and enforce security protocols prescribed by HM Government and allows for officials to inspect Meggitt’s premises to verify compliance, in each case unless HM Government otherwise consents;

(b)

maintain Meggitt’s UK headquarters and new operational centre of excellence at Ansty Park to facilitate growth in its UK and European defence and aerospace businesses and it will operate each of Meggitt’s existing divisions under the combined Parker-Meggitt name beneath a UK legal entity;

(c)	ensure all four current divisions of Meggitt (being Airframe Systems, Engine Systems, Energy & Equipment and Services & Support) remain in place following completion of the Acquisition;

(d)

maintain Meggitt’s existing R&D, product engineering and direct manufacturing labour headcount in the UK at no less than current levels (assuming no material change to current levels and subject to normal productivity improvements and business conditions);

(e)	increase by at least ten per cent. the number of overall apprenticeship opportunities currently offered by Meggitt in the UK;

(f)

at least maintain Meggitt’s existing level of expenditure with respect to R&D in the UK and, subject to normal levels of growth and activity occurring in the aerospace industry, increase this by at least 20 per cent. over the next five years;

(g)

in line the with HM Government’s sustainability commitments, maintain Meggitt’s target of investing at least two-thirds of its research and technology budget for the UK in projects relating to sustainable aviation and low-carbon energy;

(h)	ensure the majority of the board of directors of Meggitt, which will be a subsidiary of Parker, and relevant Meggitt UK subsidiaries, will be UK nationals and, where required, security cleared; and

(i)	commit to Meggitt’s targets of reducing net carbon emissions by 50 per cent. by 2025 and achieving net zero greenhouse gas emissions by 2050 across the existing Meggitt business.

3.2	Meggitt acknowledges and agrees that:

(a)

the form, nature and detail (including duration) of any commitments to be entered into between Parker and HM Government following Parker’s offer to HM Government pursuant to clause 3.1 will be agreed in discussions between Parker and HM Government; and

(b)	any decision by HM Government not to accept, or any failure by HM Government to accept, any commitment offered to it by Parker pursuant to clause 3.1 shall not constitute a breach of clauses 3 or 4.

3.3	For the purposes of engagement with HM Government pursuant to clause 3.1, Parker undertakes that it shall:

(a)	contact and correspond with HM Government in relation to its offer of commitments pursuant to clause 3.1; and

(b)	keep Meggitt informed as soon as reasonably practicable as to the progress of its discussions with HM Government or any other party in relation to its offer of commitments pursuant to clause 3.1.

3.4	In clause 3.1, references to Meggitt shall be deemed to include references to the Meggitt Group.

3.5	For the avoidance of doubt, the obligations of the parties under this clause 3 are separate from, and shall not in any way limit, the respective obligations of the parties under clause 4.

4.	Regulatory clearances

4.1

Parker shall take or cause to be taken all necessary steps in order to secure the Clearances as promptly as practicable following the date of this Agreement, and in any event in sufficient time to enable the Effective Date to occur prior to the Long Stop Date. This shall include accepting the imposition of, or offering, and executing any Remedies as are required, or can reasonably be expected to be required, to secure satisfaction of any relevant Clearance.

4.2	Except where otherwise required by Law or a Relevant Authority, Parker shall:

(a)

after prior consultation with Meggitt and having considered (acting in good faith) Meggitt’s reasonable requests in connection therewith (noting that, for the avoidance of doubt, Parker shall be under no obligation to accept any such requests), determine the strategy for obtaining the Clearances including (i) the timing and sequencing regarding the discussion, offer or agreement of Remedies with Relevant Authorities; and (ii) the determination of Remedies discussed with, offered to or agreed with Relevant Authorities;

(b)

promptly contact and correspond with the Relevant Authorities in relation to any Clearances, including submitting and preparing, with the assistance of Meggitt in accordance with this Agreement, all necessary filings, notifications and submissions; and

(c)	be responsible for the payment of all filing fees required in connection with the Clearances.

4.3	Parker and Meggitt shall:

(a)	provide each other, in a timely manner, and in any event before any deadline or due date imposed by Law or by this Agreement, such information and assistance as may be reasonably required for:

(i)

Parker to determine in which jurisdictions any merger control, regulatory or other filing, notification or submission with a Relevant Authority may be necessary or expedient for the purposes of obtaining the Clearances;

(ii)

the parties to make any filings, notifications or submissions to the Relevant Authorities as are necessary or expedient in connection with the obtaining of the Clearances, taking into account all applicable waiting periods; and

(iii)	the identification, structuring and preparation of any Remedies; and

(b)	ensure that all information necessary:

(i)	for the making of (or responding to any requests for further information consequent upon) any such filings, notifications, submissions (including draft versions); and

(ii)	the identification, structuring and preparation of any Remedies,

(and that is in the possession of, or reasonably obtainable by, such party) is supplied accurately and as promptly as reasonably practicable.

4.4	For the purposes of clause 4.3:

(a)

each of the parties shall take all reasonable steps to obtain relevant information from third parties (including through the exercise of contractual rights), it being acknowledged that a party shall not be in breach of this clause or clause 4.3 as a consequence of any inaccuracies in any information originating from a third party (being a person other than a member, officer, employee or adviser of the Meggitt Group or the Parker Group (as applicable));

(b)	the parties acknowledge that in certain circumstances disclosure by one party to the other may nonetheless be prevented by obligations of confidentiality owed to third parties or by Law; and

(c)	the provision of information shall be subject to clause 4.8.

4.5	Without prejudice to the generality of clause 4.3, and except to the extent that to do so is prohibited by Law:

(a)

Parker, or Meggitt and Parker jointly, or Meggitt, as may be required, will submit a filing, notification or submission (as required) to each Relevant Authority as soon as is reasonably practicable after the signing of this Agreement and in any event within any applicable mandatory time periods where it is necessary or expedient to do so to obtain the Clearances;

(b)

each party shall provide such cooperation as is reasonably required by the other party in connection with the preparation of all such filings, notifications or submissions (as required) referred to in clause 4.5(a) and in relation to the preparation of any other submissions, material correspondence or material communications to any Relevant Authority in connection with the Clearances;

(c)

each party shall provide, or procure the provision of, draft copies of all filings, notifications, submissions, material correspondence and material communications (including, in the case of material non-written communications, reasonably detailed summaries of such non-written communications) intended to be sent or communicated to any Relevant Authority in relation to obtaining any Clearances to the other party (and/or its legal advisers) at such time as will allow the receiving party (and/or its legal advisers) a reasonable opportunity to provide comments on such filings, submissions, correspondence and communications before they are submitted, sent or made and each party shall provide the other party with copies of all such filings, submissions, material correspondence and material communications in the form finally submitted or sent (including, in the case of material non-written communications, reasonably detailed summaries of such non-written communications);

(d)

each party shall have regard in good faith to comments made in a timely manner by the other party on draft copies of filings, notifications, submissions, material correspondence and material communications provided pursuant to clause 4.5(c);

(e)

as soon as reasonably practicable, each party shall notify the other party, and provide copies (including, in the case of material non-written communications, reasonably detailed summaries of such non-written communications), of any material correspondence or material communication from any Relevant Authority in relation to obtaining any Clearance;

(f)

each party shall keep the other party informed promptly as to the progress of any notification submitted pursuant to clause 4.5(a) and shall allow the other party or its advisers: (i) to attend all meetings, hearings or material calls with any Relevant Authority or other persons or bodies (unless prohibited by the Relevant Authority, Law or other person or body) relating to obtaining any Clearance; and (ii) to make reasonable oral submissions at such meetings, hearings or calls (provided that such oral submissions have been discussed in advance where practicable) and where such attendance and participation is not permitted by the Relevant Authority or by Law, to provide, to the extent so permitted, the other party with a reasonably detailed written summary of such meeting, hearing or call as soon as reasonably practicable following the meeting, hearing or call; and

(g)

where reasonably requested by a party, and insofar as permitted by the Relevant Authority, the other party shall make available appropriate representatives for meetings and calls with any Relevant Authority in connection with the obtaining of any Clearances.

4.6

Each party undertakes to keep the other party (and/or its legal advisers) informed promptly of: (a) developments which are material or potentially material to the obtaining of a Clearance; and (b) the satisfaction of the Regulatory Conditions.

4.7	Each party undertakes not to withdraw a filing, submission or notification made to any Relevant Authority pursuant to clause 4.5(a) without the prior consent of the other party.

4.8	If a provision of this Agreement obliges either party to disclose any information to the other party:

(a)

that is personally identifiable information of a beneficial owner, director, partner, officer or employee of the disclosing party or any member of its group or any of their respective affiliates, unless that information can reasonably be anonymised (in which case, the disclosing party shall provide the relevant information on an anonymous basis);

(b)	which the disclosing party reasonably considers to be commercially or competitively sensitive;

(c)	which the disclosing party is prohibited from disclosing by Law or the terms of an existing contract; or

(d)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal professional privilege),

the disclosing party shall disclose the relevant information: (i) to the extent permitted by Law, to the other party pursuant to Clean Team Arrangements, on an outside counsel basis or on terms the disclosing party and the other party may otherwise agree; or (ii) where disclosure in a manner contemplated by (i) would or would reasonably be expected to prejudice the disclosing party’s business in a manner that is material and adverse in the context of the disclosing party’s group (taken as a whole) having first notified the other party of such circumstances and considered (acting in good faith) the other party’s reasonable requests in connection therewith (noting that, for the avoidance of doubt, the disclosing party shall be under no obligation to accept any such requests), directly to a Relevant Authority (and, in such circumstances, to the extent possible and unless prohibited by law or a Relevant Authority, the disclosing party shall provide to the other party a non-confidential version of such information).

4.9

To the extent that Meggitt provides Parker with any information, assistance and/or access to Meggitt’s senior management for the purposes of preparing for the integration of the businesses of the Parker Group and the Meggitt Group after the Effective Date (which Meggitt is under no obligation to provide), any competitively sensitive information shall be provided on an outside counsel basis only or pursuant to the Clean Team Arrangements.

4.10

Until the Effective Date, Parker shall not, and will procure that no other member of the Parker Group or any person acting in concert or deemed to be acting in concert with it shall, take, or omit to take, or permit or cause to be taken or omitted to be taken, any action or enter into an agreement for, or consummate, any acquisition, or other transaction which would, or would be reasonably likely to, have the effect of in any way preventing, impeding, materially delaying or materially prejudicing the satisfaction of the Regulatory Conditions or completion of the Acquisition.

4.11

Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require a party or any of its concert parties to take, or cause to be taken, any action with respect to the divestiture of any assets, properties or businesses, that is not conditional on completion of the Acquisition, except as otherwise agreed by the parties.

5.	Scheme Document

5.1	Subject to clause 4.8, Parker agrees:

(a)

promptly to provide Meggitt (and/or its legal advisers) all such information about itself, its directors, the Parker Group and any other person acting in concert with Parker as may reasonably be requested by Meggitt (having regard to the Code and other Law) for inclusion in the Scheme Document or in any other Court documentation in connection with the Scheme (including any information required under the Code or other Law, including in relation to the intentions of Parker);

(b)

promptly to provide Meggitt with all such other assistance and access as may reasonably be required in connection with the preparation of the Scheme Document and any other document required under the Code or by other Law in connection with the Scheme, including access to, and ensuring the provision of reasonable assistance by, Parker’s relevant professional advisers; and

(c)

to procure that the Parker Directors (and any other person connected with Parker, as required by the Panel) accept responsibility, in the terms required by the Code, for all the information (including any expressions of opinion) in the Scheme Document and any other document required under the Code or by other Law to be published in connection with the Scheme relating to themselves (and their close relatives (as defined in the Code), related trusts and other persons connected with them), the Parker Group, the financing of the Acquisition, information on Parker’s future plans for the Meggitt Group, its management, employees, pension schemes and places of business, any statements of opinion, belief or expectation of Parker or the Parker Directors in relation to the Acquisition or the enlarged group of Parker following the Effective Date and any other information in the Scheme Document for which Parker and/or any of the Parker Directors is required to accept responsibility under the Code.

6.	Implementation of the Scheme

6.1	Where the Acquisition is being implemented by way of the Scheme:

(a)	Parker undertakes that, by no later than 11.59p.m. on the Business Day immediately preceding the Sanction Hearing, it shall deliver a notice in writing to Meggitt either:

(i)	confirming the satisfaction or waiver of all Conditions (other than the Scheme Conditions); or

(ii)

confirming its intention to invoke a Condition (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Parker reasonably considers entitle it to invoke the Condition and why Parker considers such event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition;

(b)

where Parker confirms the satisfaction or waiver of all Conditions (other than the Scheme Conditions) in accordance with clause 6.1(a)(i), Parker agrees that Meggitt shall be permitted to take the necessary steps to procure that the Sanction Hearing is duly held as soon as reasonably practicable thereafter (having regard to the proposed timetable agreed between the parties and included in the Scheme Document or in any subsequent agreed announcement regarding the implementation of the Acquisition);

(c)

Parker shall instruct counsel to appear on its behalf at the Sanction Hearing and undertake to the Court to be bound by the terms of the Scheme in so far as it relates to Parker. Parker shall provide such documentation or information as may reasonably be required by Meggitt’s counsel or the Court in relation to such undertaking; and

(d)

without prejudice to clause 6.1(a), if Parker becomes aware of any fact, matter or circumstance that it considers entitles it to invoke (with the consent of the Panel) one or more Conditions or treat any of the Conditions as unsatisfied or incapable of satisfaction (applying in each case the test set out in Rule 13.5 of the Code), Parker (subject to any restriction under applicable Law) shall inform Meggitt providing reasonable details as soon as reasonably practicable.

7.	Switching to a Takeover Offer

7.1

The parties intend as at the date of this Agreement that the Acquisition will be implemented by way of the Scheme. However, Parker shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Takeover Offer rather than the Scheme (such election being a Switch), only if:

(a)	Meggitt provides its prior written consent;

(b)	a third party announces a firm intention to make an offer under Rule 2.7 of the Code for all or part of the issued and to be issued ordinary share capital of Meggitt; or

(c)

the Meggitt Directors withdraw, adversely modify or adversely qualify the Meggitt Board Recommendation provided that, for the avoidance of doubt, the issuance of a Meggitt Holding Announcement shall not constitute a withdrawal, adverse modification or adverse qualification of the Meggitt Board Recommendation for the purpose of this clause.

7.2	In the event of any Agreed Switch, unless otherwise agreed with Meggitt or required by the Panel:

(a)

the Acceptance Condition shall be set at seventy-five (75) per cent. of the Meggitt Shares (or such lesser percentage as may be determined by Parker after consultation with Meggitt and, to the extent necessary, the Panel, being in any case more than fifty (50) per cent. of the Meggitt Shares);

(b)

Parker shall consult with Meggitt in a timely manner as to the form and content and timing of publication of any announcements (and the related form of acceptance) relating to the Agreed Switch and its implementation and any proposed changes to the timetable in relation to the implementation of the Agreed Switch;

(c)

Parker shall prepare the Offer Document and shall consult reasonably with Meggitt in relation thereto and shall allow Meggitt a reasonably opportunity to consider the draft Offer Document for review and comment, and shall consider in good faith comments proposed by Meggitt;

(d)

Parker agrees to seek Meggitt’s approval of the contents of the information on Meggitt contained in the Offer Document before it is published, and to afford Meggitt sufficient time to consider such document in order to give its approval of information for which Meggitt or the Meggitt Directors are taking responsibility (such approval not to be unreasonably withheld or delayed). Parker shall only publish the Offer Document once the information in the Offer Document for which Meggitt or the Meggitt directors are taking responsibility is in a form satisfactory to Parker and Meggitt (both acting reasonably), provided that if Meggitt does not approve the Offer Document within 28 days from the date of the Agreed Switch, Parker shall be entitled to publish the Offer Document containing only information required by Rule 24 of the Code and excluding such information as may be approved by the Panel;

(e)

Parker shall not take any action which would cause the Takeover Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of any Condition, prior to midnight on Day 60 (including, without limitation, by publishing any acceptance condition invocation notice under Rule 31.6 of the Code or specifying in the Offer Document an unconditional date which is earlier than Day 60) and Parker shall ensure that the Takeover Offer remains open for acceptance until such time;

(f)

Parker shall not, without the prior written consent of Meggitt, make any acceleration statement (as defined in the Code) unless (i) all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver); (ii) the acceleration statement contains no right for Parker to set the statement aside (except with Meggitt consent and/or in the circumstances envisaged by note 2 or 3 to Rule 31.5); and (iii) Parker undertakes to Meggitt not to take any action or step otherwise to set the acceleration statement aside;

(g)

if at any time following the publication of the Offer Document it is reasonably expected that any outstanding Regulatory Conditions are not likely to be satisfied or waived (if capable of waiver) prior to the last date permitted under Rule 31.1 of the Code, Parker shall, before the 30th day after the publication of the Offer Document (or such later date as Meggitt may agree), consult with Meggitt as to whether the offer timetable should be suspended in accordance with Rule 31.4 or (if Day 39 has passed) Day 60 should be extended in accordance with Rule 31.3 of the Code (or, if applicable, further suspended or extended) and, if required by Meggitt, shall request such suspension or extension to a date agreed with Meggitt and the Panel, provided always that such extended date (as, if applicable, it may be further extended) shall be no later than the Long Stop Date;

(h)

Parker shall ensure that the Takeover Offer is made on the same terms as those set out in the Announcement (those terms including, for the avoidance of doubt, the commitments and intention statements set out paragraphs 9 and 10 of the Announcement) and the only conditions to the Takeover Offer shall be the Conditions (subject to replacing the Scheme Conditions with the Acceptance Condition referred to in clause 7.2(a)), unless the parties agree otherwise in writing or with any modification or amendments to such terms and Conditions as may be required by the Panel; and

(i)

Parker shall keep Meggitt informed, on a confidential basis on the next Business Day following receipt of a written request from Meggitt, of the number of Meggitt Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms, the identity of such shareholders and the number of Meggitt Shares to which such forms relate.

7.3

In the event of any Agreed Switch, the parties agree that all provisions of this Agreement relating to the Scheme and its implementation shall apply to the Takeover Offer or its implementation mutatis mutandis.

7.4

For the avoidance of doubt, the parties agree that in the event of any Switch, for so long as this Agreement is in force, all provisions of this Agreement shall continue to apply (including, for the avoidance of doubt, clause 4) save as set out in this clause 7.

7.5

Parker hereby represents and warrants that neither it nor any member of its Group is, as at the date of this Agreement, and undertakes that (for so long as this Agreement is in force and during the period prior to the satisfaction or, where applicable, waiver of the Regulatory Conditions) neither it nor any member of its Group shall become, following the date of this Agreement, required to make a mandatory offer for Meggitt pursuant to Rule 9 of the Code. For the avoidance of any doubt, if Parker or any member of the Parker Group proposes to incur an obligation to make a mandatory offer for Meggitt pursuant to Rule 9 during the offer period commenced by the publication of the Announcement in accordance with the provisions of the foregoing sentence, then, notwithstanding the foregoing clauses 7.1 to 7.3, that proposal shall require the prior written consent of Meggitt (and the Panel).

8.	Meggitt Share Schemes

The provisions of Schedule 2 shall apply in respect of the Meggitt Share Schemes.

9.	Directors’ and officers’ insurance

9.1

If and to the extent such obligations are permitted by Law, for six years after the Effective Date, Parker shall procure that the members of the Meggitt Group honour and fulfil their respective obligations (if any) existing as at the date of this Agreement to indemnify their respective directors and officers and to advance expenses, and to provide such directors and officers with all reasonable assistance to the extent that they need to make a claim against the existing Meggitt directors’ and officers’ insurance policy (including any associated run-off cover) in each case with respect to matters existing or occurring at or prior to the Effective Date.

9.2

Parker acknowledges that Meggitt may purchase directors’ and officers’ liability insurance cover for both current and former directors and officers of the Meggitt Group, including directors and officers who retire or whose employment is terminated as a result of the Acquisition, for acts and omissions up to and including the Effective Date, in the form of runoff cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the Meggitt Group’s directors’ and officers’ liability insurance as at the date of this Agreement.

10.	Termination

10.1	Subject to clauses 10.2 and 10.3, this Agreement shall terminate and all obligations of the parties under this Agreement shall cease forthwith, as follows:

(a)	if agreed in writing between the parties;

(b)	if the Announcement is not released at or before the time specified in clause 2.1 (unless, prior to that time, the parties have agreed another time in accordance with that clause);

(c)	upon service of written notice by Parker to Meggitt, if one or more of the following occurs:

(i)

the Scheme Document (or Offer Document, as the case may be) and (if different) the document convening the Meggitt General Meeting does not include the Meggitt Board Recommendation or Meggitt makes an announcement prior to the publication of such document(s) that: (A) the Meggitt Directors no longer intend to make the Meggitt Board Recommendation or intend adversely to modify or adversely to qualify such recommendation; (B) it will not convene the Court Meeting or the Meggitt General Meeting; or (C) it intends not to post the Scheme Document or (if different) the document convening the Meggitt General Meeting (provided that neither (B) nor (C) shall apply where a Switch has occurred in accordance with clause 7.1); or

(ii)

the Meggitt Directors publicly withdraw, adversely modify or adversely qualify the Meggitt Board Recommendation or fail to publicly reaffirm or re-issue such unanimous and unqualified recommendation within ten (10) Business Days of Parker’s reasonable request to do so, provided that, for the avoidance of doubt, the issuance of a Meggitt Holding Announcement shall not constitute a withdrawal, adverse modification or adverse qualification of the Meggitt Board Recommendation for the purpose of this clause;

(d)

upon service of written notice by Parker to Meggitt, if a Competing Proposal: (i) is publicly recommended by the Meggitt Directors; or (ii) completes, becomes effective or is declared or becomes unconditional in all respects; or

(e)	upon service of written notice by either party if one or more of the following occurs:

(i)	if a Competing Proposal (within the meaning of limb (a) of that definition only) completes, becomes effective or is declared or becomes unconditional in all respects;

(ii)	prior to the Longstop Date, any Condition has been invoked by Parker (in circumstances where the invocation of the relevant Condition is permitted by the Panel);

(iii)

if the Acquisition is, with (where required) the permission of the Panel, withdrawn or lapses in accordance with its terms prior to the Longstop Date (other than where: (i) such lapse or withdrawal is as a result of the exercise of Parker’s right to effect a Switch; or (ii) it is otherwise to be followed within five (5) Business Days by an announcement under Rule 2.7 of the Code made by Parker or a person acting in concert with Parker to implement the Acquisition by a different offer or scheme on substantially the same or improved terms); or

(iv)	unless otherwise agreed by the parties in writing, if the Effective Date has not occurred on or before the Longstop Date.

10.2	Termination of this Agreement shall be without prejudice to the rights of the parties which have arisen prior to termination, including any claim in respect of a breach of this Agreement.

10.3

The following provisions shall survive termination of this Agreement: clause 8, clause 9 (but only in circumstances where this Agreement is terminated after the Effective Date), clauses 11 to 19 (inclusive), 21 to 25 (inclusive), this clause 10 and all related provisions of clause 1 (Definitions and Interpretation).

11.	Takeover Code

11.1

Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms of this Agreement.

11.2

The parties agree that, if the Panel determines that any provision of this Agreement that requires Meggitt to take or not to take any action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.

11.3	Nothing in this Agreement shall oblige Meggitt or the Meggitt Directors to recommend a Takeover Offer or a Scheme proposed by Parker or any member of its Group.

11.4

Without prejudice to the representations and warranties given by the parties pursuant to clause 12, nothing in this Agreement shall be taken to restrict the directors of any member of the Parker Group or the Meggitt Group from complying with Law, orders of court or regulations, including the Code, the Listing Rules and the rules and regulations of the Panel and the Financial Conduct Authority.

12.	Representations and warranties

12.1	Each party represents and warrants to the other party on the date of this Agreement that:

(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(b)	this Agreement constitutes its binding obligations in accordance with its terms; and

(c)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument which is material in the context of the Acquisition to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

12.2	Parker represents and warrants to Meggitt that, as at the date of this Agreement:

(a)	no Parker shareholder resolution is required to implement the Acquisition; and

(b)	it is not aware of any matter or circumstance which would or could reasonably be expected to cause any of the Conditions not be satisfied.

12.3

No party shall have any claim against any other party pursuant to clause 12.1 for misrepresentation or breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).

12.4

Parker acknowledges and agrees that any information and/or assistance provided by any of the Meggitt directors, officers, employees or advisers (each a Meggitt Representative) to it and/or any member of its Group or any of their respective directors, officers, employees or advisers, whether before, on or after the date of this Agreement: (i) pursuant to the obligations of Meggitt under or otherwise in connection with this Agreement; or (ii) in connection with the Acquisition, shall in each case be (and have been) given on the basis that the relevant Meggitt Representative shall not incur any liability, whether in contract, tort (including negligence) or otherwise, in respect of any loss or damage that any of Parker and/or any member of its Group or any of their respective directors, officers, employees or advisers may suffer as a result of the provision of any such information and/or assistance, save in each case for loss or damage to the extent resulting from the fraudulent misrepresentation of the relevant Meggitt Representative.

13.	Costs

Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with negotiating, preparing and completing this Agreement or otherwise in connection with the Acquisition.

14.	Entire agreement

14.1

Without prejudice to the terms of the Announcement or the Acquisition Document, this Agreement, the Clean Team Arrangements and the Confidentiality Agreement (each of which remains in force) together set out the entire agreement between the parties relating to the Acquisition and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Acquisition.

14.2

Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement, the Clean Team Arrangements or the Confidentiality Agreement.

14.3

Except in the case of fraud or fraudulent misrepresentation, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement, the Clean Team Arrangements or the Confidentiality Agreement.

14.4

For the purposes of this clause, pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement, the Clean Team Arrangements or the Confidentiality Agreement made or given by any person at any time prior to the entry into of this Agreement.

14.5	Nothing in this Agreement shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

14.6	Each party agrees to the terms of this clause 14 on its own behalf.

15.	Assignment

Unless the parties specifically agree in writing, no person shall assign, transfer, charge, mortgage, declare itself a trustee for a third party of, or otherwise deal in any manner whatsoever with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it or sub-contract in any manner whatsoever its performance under this Agreement.

16.	Notices

16.1

Any notice to be given by one party to the other party in connection with this Agreement shall be in writing in English and signed by or on behalf of the party giving it. It shall be delivered by hand, e-mail, registered post or courier using an internationally recognised courier company.

16.2

A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand; (ii) on signature of a delivery receipt, if delivered by registered post or courier; or (iii) at the time of transmission, if delivered by e-mail. Where delivery occurs outside Working Hours in the place of receipt, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

16.3	The addresses and e-mail addresses of the parties for the purpose of clause 16.1 are:

Parker

Address:	6035 Parkland Boulevard, Cleveland, Ohio 44124-4141

E-mail:	[EMAIL ADDRESS]

For the attention of:	[NAME]

With a copy (which shall not constitute notice) to:

Address:	Freshfields Bruckhaus Deringer LLP, 100 Bishopsgate, London EC2P 2SR

E-mail:	[EMAIL ADDRESSES]

For the attention of:	[NAMES]

Meggitt

Address:	Pilot Way, Ansty Business Park, Coventry CV7 9JU, United Kingdom

E-mail:	[EMAIL ADDRESS]

For the attention of:	[NAME]

With a copy (which shall not constitute notice) to:

Address:	Slaughter and May, One Bunhill Row, London EC1Y 8YY

E-mail:	[EMAIL ADDRESSES]

For the attention of:	[NAMES]

16.4

Each party shall notify the other party in writing of any change to its details in clause 16.3 from time to time. That notice shall only be effective on the Business Day after the notification has been received or such later date as may be specified in the notice.

16.5

The provisions of this clause 16 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to any proceedings, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual.

17.	Language

Each notice or other communication under or in connection with this Agreement shall be in English.

18.	Waivers, rights and remedies

18.1	The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by Law or otherwise.

18.2

No failure to exercise, or delay in exercising, any right under this Agreement or provided by Law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this Agreement or provided by Law shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3

Without prejudice to any other rights or remedies that either party may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by it of this Agreement and that accordingly the other party may be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

18.4

Without prejudice to the generality of clause 11.2, nothing in this Agreement shall oblige Meggitt to pay any amount in damages which the Panel determine would not be permitted by Rule 21.2 of the Code.

19.	No partnership

No provision of this Agreement creates a partnership between the parties or makes a party the agent of the other party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for the other party in any way or for any purpose.

20.	Further assurances

At its own cost, each party shall (and shall procure that members of its Group shall and shall use reasonable endeavours to procure that any necessary third party shall) execute such documents and do such acts and things as may be necessary for the purpose of giving effect to this Agreement.

21.	Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

22.	Variations

22.1	No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include e-mail) and duly executed by or on behalf of all of the parties to it.

22.2	If this Agreement is varied, unless otherwise agreed between the parties:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the parties under this Agreement shall remain in force, except as, and only to the extent that, they are varied.

23.	Invalidity

23.1	Each of the provisions of this Agreement is severable.

23.2	If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Agreement, nor the validity or enforceability of that provision under the Law of any other jurisdiction, shall in any way be affected or impaired as a result of this clause 23.2.

24.	Third party enforcement rights

24.1

Each of the third parties to whom clauses 9.1, 9.2 and/or 12.4 applies (each a Relevant Third Party) may under the Contracts (Rights of Third Parties) Act 1999 enforce the terms of clauses 9.1, 9.2 and/or 12.4 (as applicable). This right is subject to: (i) the rights of the parties to rescind or vary this Agreement without the consent of any other person (save that any amendment, waiver or variation of clauses 9.1, 9.2 and/or 12.4 shall require the prior consent of the affected Relevant Third Party; and (ii) the other terms and conditions of this Agreement.

24.2

Paragraphs 9 and 10 of Part 1 and paragraph 3 of Part 2 of Schedule 2 (Meggitt Share Schemes and Employee Related Matters) confer a benefit on the members of the Meggitt Remuneration Committee, who may under the Contracts (Rights of Third Parties) Act 1999 enforce the terms of Parker’s agreement in paragraphs 9 and 10 of Part 1 and paragraph 3 of Part 2 of Schedule 2.

24.3	Except as set out in clause 24.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.	Governing law and jurisdiction

25.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be interpreted in accordance with, English law.

25.2

The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.

25.3

Parker shall at all times maintain an agent for service of process and any other documents in proceedings in England and Wales or any other proceedings in connection with this Agreement. That agent shall be Parker Hannifin (Holdings) Limited currently of 55 Maylands Avenue, Hemel Hempstead, Hertfordshire HP2 4SJ. Any claim form, judgment or other notice of legal process shall be sufficiently served on Parker if delivered to such agent at its address for the time being. Parker waives any objection to such service.

25.4

Parker irrevocably undertakes not to revoke the authority of its agent and if, for any reason, Meggitt requests Parker to do so, Parker shall promptly appoint another such agent with an address in England and advise Meggitt of the agent’s details. If, following such a request, Parker fails to appoint another agent within 10 Business Days, Meggitt shall be entitled to appoint one on behalf of Parker at Parker’s expense. Nothing in this Agreement shall affect Meggitt’s right to serve process in any other manner permitted by Law.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated on page 1.

SIGNED by Thomas L. Williams	)	/s/ Thomas L. Williams
for and on behalf of	)	Title: Chief Executive Officer
PARKER-HANNIFIN CORPORATION	)

SIGNED by Antony Wood	)	/s/ Antony Wood
for and on behalf of	)	Title: Chief Executive Officer
MEGGITT PLC	)

Schedule 1

Form of Announcement

OFFER FOR MEGGITT PLC

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

Not for release, publication or distribution, directly or indirectly, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

For immediate release

2 August 2021

RECOMMENDED CASH ACQUISITION

of

MEGGITT PLC

by

PARKER-HANNIFIN CORPORATION

Summary

•

The boards of directors of Parker-Hannifin Corporation (Parker) and Meggitt PLC (Meggitt) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Meggitt by Parker.

•	Under the terms of the Acquisition, each Scheme Shareholder will receive:

for each Meggitt Share: 800 pence in cash

valuing Meggitt’s existing issued and to be issued ordinary share capital at approximately £6.3 billion on a fully diluted basis.

•	The price of 800 pence per Meggitt Share represents:

•	a premium of approximately 70.5 per cent. to the Closing Price of 469.1 pence per Meggitt Share on 30 July 2021, the last business day before this announcement; and

•

a premium of approximately 73.8 per cent. to the volume-weighted average Closing Price of 460.2 pence per Meggitt Share for the six-month period ended on 30 July 2021, the last business day before this announcement.

•	It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

Background to and reasons for the Acquisition

•

Parker believes Meggitt is very well aligned with Parker and the goals of The Win Strategy™, Parker’s global business system, representing a unified strategic vision for its team members worldwide. Parker believes that the Acquisition would be strategically and culturally compelling, and enhance the future prospects of the Combined Group within global aerospace and defence industries, for the following key reasons:

•

Meggitt is an international group headquartered in the United Kingdom and is a high-value, leading provider of proprietary and differentiated aerospace & defence technologies with over 70 per cent. of revenue from sole-source positions.

•

Meggitt, like Parker, has a rich heritage in the aerospace and defence segments with a strong culture, underpinned by a number of core values focusing on teamwork, engagement, integrity, operational excellence, and innovation.

•	Meggitt has a global brand, a complementary business mix, an impressive international base of blue-chip customers and a leading product portfolio.

•

Meggitt has been transforming its business over the last four years through its focused strategy, streamlining its portfolio, investing in new technologies, and growing through its customer-aligned divisions.

•	Meggitt and Parker are complementary across diverse portfolios of products.

•	The acquisition of Meggitt nearly doubles the size of Parker’s Aerospace Systems segment.

•

Parker believes the Combined Group will be able to provide a stronger value proposition for customers. Parker also believes the Combined Group is poised for strong growth, supported by the commercial aerospace recovery, and will be able to maximise its potential by building on a combined product portfolio and geographic footprint and by sharing operational and functional best practices.

•

Meggitt and Parker share a heritage as established manufacturers with significant presence across the UK, serving as trusted defence suppliers to the UK and US governments, and governments across the EU and globally. The UK is an important market to Parker and a key part of its business. Parker is a highly experienced acquirer with prior experience of successfully integrating UK companies in the industrial sector (including a publicly listed company) into its business. These continue to thrive within the Parker Group.

•

Parker expects the combination to be earnings accretive in the first full 12 months after closing. The Acquisition is expected to drive incremental sales growth and cash flow accretion, and to deliver a high single-digit ROIC in year 5 which should grow thereafter.[1] Parker remains committed to maintaining a strong balance sheet and investment grade credit rating.

Binding commitments to HM Government

•

Recognising the importance of Meggitt’s rich UK heritage and relationships with its key stakeholders, Parker has agreed with Meggitt that it will offer a number of legally binding commitments to HM Government, including to:

•	(i) ensure that Meggitt will continue to meet its contractual obligations in respect of goods and services supplied to or for the benefit of HM Government,

[1]	Excludes one-time costs and deal related amortisation.

(ii) maintain its existing technology and manufacturing that resides in the UK for the benefit of HM Government, and (iii) ensure that Meggitt continues to comply with and enforce security protocols prescribed by HM Government and allows for officials to inspect Meggitt’s premises to verify compliance, in each case unless HM Government otherwise consents;

•	ensure that the majority of the board of directors of Meggitt will be UK nationals;

•	maintain Meggitt’s UK headquarters, operate each of Meggitt’s existing divisions under the combined Parker-Meggitt name and ensure all four current divisions of Meggitt remain in place;

•

maintain Meggitt’s existing R&D, product engineering and direct manufacturing labour headcount in the UK at no less than current levels, while increasing by at least ten per cent. the number of overall apprenticeship opportunities currently offered by Meggitt in the UK;

•

at least maintain Meggitt’s existing level of R&D expenditure in the UK and, subject to normal levels of aerospace industry growth and activity, increase this by at least 20 per cent. over the next five years; and

•	commit to Meggitt’s targets of reducing net carbon emissions by 50 per cent. by 2025 and achieving net zero greenhouse gas emissions by 2050 across the existing Meggitt business.

Meggitt pension schemes

•

Parker is delighted to confirm that it has entered into a legally binding memorandum of understanding with the trustee of the Meggitt UK DB Pension Plan which sets out the parties’ agreement with respect to the future funding of the Meggitt UK DB Pension Plan.

Recommendation

•

The directors of Meggitt, who have been so advised by Rothschild & Co and Morgan Stanley as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, Rothschild & Co and Morgan Stanley have taken into account the commercial assessments of the directors of Meggitt.

•

In addition to the financial terms of the Acquisition, the directors of Meggitt have carefully considered Parker’s plans for the Meggitt business under Parker’s ownership, including the complementary cultures of Parker and Meggitt, the alignment of both Groups’ long-term strategies and the commitments Parker has agreed with Meggitt to offer to HM Government to safeguard the interests of Meggitt’s key stakeholders.

•

Accordingly, the directors of Meggitt intend unanimously to recommend that Meggitt Shareholders vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting as the directors of Meggitt have irrevocably undertaken to do in respect of those Meggitt Shares they hold and in respect of which they control the voting rights (representing approximately 0.05 per cent. of the issued ordinary share capital of Meggitt on 30 July 2021 (being the last business day before this announcement)). Further details of these undertakings, including the circumstances in which they cease to be binding, are set out in Appendix 3 to this announcement.

Information on Parker

•

Parker is a leading worldwide diversified manufacturer of motion and control technologies and systems, providing precision engineered solutions for a wide variety of mobile, industrial and aerospace markets.

•	Parker has a long and successful history in the UK, having operated in the UK for over 50 years, and currently employs more than 2,100 team members in 18 facilities across the country.

Comments on the Acquisition

•	Commenting on today’s announcement, Tom Williams, Chairman and Chief Executive Officer of Parker said:

“The combination of Parker and Meggitt is an exciting opportunity for both companies’ team members, customers, shareholders and communities. We strongly believe Parker is the right home for Meggitt. Together, we can better serve our customers through innovation, accelerated R&D and a complementary portfolio of aerospace and defense technologies.”

“We are committed to being a responsible steward of Meggitt and are pleased our acquisition has the full support of Meggitt’s Board. We fully understand these responsibilities and are making a number of strong commitments that reflect them. During our longstanding presence in the UK we have built great respect for Meggitt, its heritage, and its place in British industry. Our own journey over more than 100 years has taught us the importance of a strong culture and reputation.”

•	Commenting on today’s announcement, Sir Nigel Rudd, Chairman of Meggitt, said:

“Meggitt is one of the world’s foremost aerospace, defence and energy businesses, leading the market with a strong portfolio of technology and manufacturing capabilities, and holding a significant amount of intellectual property. Whilst Meggitt is currently pursuing a strong, standalone strategy which will deliver value to shareholders over the long-term, Parker’s offer provides the opportunity to significantly accelerate and de-risk those plans, while continuing to deliver for shareholders. Parker’s offer also includes far-reaching commitments that will ensure that Meggitt remains a significant presence in the UK, increasing investment in research and development, and increasing the number of apprenticeship opportunities. The Board of Meggitt is confident that Parker will be a responsible steward of Meggitt and unanimously recommends Parker’s offer.”

•	Tony Wood, Chief Executive of Meggitt, said:

“Bringing together the Meggitt and Parker businesses will provide increased benefit to the UK with the provision of technologies, products and capabilities through Meggitt, and a leading aerospace business in Parker. The offer from Parker is an endorsement of the work undertaken to transform the Meggitt Group in recent years, and the Combined Group will maximise the opportunities for future growth and profitability with a shared commitment to operational excellence, allowing us to continue to invest in our people, products and services for customers worldwide for years to come.”

Implementation, Conditions and Timing

•

The terms of the Acquisition will be put to Meggitt Shareholders at the Court Meeting and the General Meeting. The Court Meeting and the General Meeting are required to enable Meggitt Shareholders to consider and, if thought fit, vote in favour of the Scheme and the Resolutions to implement the Scheme. In order to become effective, the Scheme must be approved by a majority in number of Scheme Shareholders, present and voting at the Court Meeting, whether in person or by proxy, representing 75 per cent. or more in value of the Scheme Shares voted. In addition, a special resolution implementing the Scheme must be passed by Meggitt Shareholders representing at least 75 per cent. of votes cast at the General Meeting.

•	The Acquisition will be on the terms and subject to the Conditions set out in Appendix 1 to this announcement and to the full terms and conditions to be set out in the Scheme Document.

•	The Acquisition is conditional on a number of antitrust and regulatory approvals and Parker will make further announcements in respect of such approvals as appropriate.

•

It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be sent to Meggitt Shareholders as soon as practicable and in any event within 28 days of this announcement. It is expected that the Acquisition will complete during Q3 of 2022, subject to the satisfaction (or, where applicable, waiver) of the Conditions and certain further terms set out in Appendix 1 to this announcement. An expected timetable of principal events will be included in the Scheme Document.

This summary should be read in conjunction with, and is subject to, the full text of this announcement (including its Appendices). The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 and to the full terms and conditions to be set out in the Scheme Document. Appendix 2 contains the sources and bases of certain information contained in this summary and this announcement. Appendix 3 contains details of the irrevocable undertakings received by Parker. Appendix 4 contains the definitions of certain terms used in this summary and this announcement.

The person responsible for making this announcement on behalf of Meggitt is Marina Thomas, Company Secretary.

Parker will hold a press conference at 10.00 a.m. BST today. To pre-register for the conference call, please go to the following link:

https://www.incommglobalevents.com/registration/client/8419/brunswick/

Enquiries

Parker

Aidan Gormley, Director, Global Communications and Branding	+1 (0)216 896-3258

Robin J. Davenport, Vice President – Corporate Finance	+1(0) 216 896-2265

Citigroup Global Markets Limited
(Financial Adviser and Corporate Broker to Parker)	+44 (0)20 7986 4000

Jan Skarbek

Sian Evans

Rory Scott

Andrew Miller-Jones (Corporate Broker)

Brunswick Group (Communications Adviser to Parker)	+44 (0)20 7404 5959

Simon Sporborg

Charles Pretzlik

David Blackburn

Meggitt

Mat Wootton, VP, Investor Relations	+44 (0)7833 094069

Rothschild & Co (Financial Adviser and Rule 3 Adviser to Meggitt)	+44 (0)20 7280 5000

Ravi Gupta

Sabina Pennings

David Morrison

Morgan Stanley & Co. International plc
(Financial Adviser, Rule 3 Adviser and Corporate Broker to Meggitt)	+44 (0)20 7425 8000

Ben Grindley

Shirav Patel

Josh Bretherton

BofA Securities (Financial Adviser and Corporate Broker to Meggitt)	+44 (0)20 7628 1000

Edward Peel

Oliver Elias

FTI Consulting	+44 (0)20 3727 1340

Nick Hasell

Alex Le May

Dwight Burden

Freshfields Bruckhaus Deringer LLP is acting as legal adviser to Parker in connection with the Acquisition.

Slaughter and May is acting as legal adviser to Meggitt in connection with the Acquisition.

Further information

This announcement is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Meggitt in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document, which, together with the Forms of Proxy, will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis on the information contained in the Scheme Document.

Please be aware that addresses, electronic addresses and certain other information provided by Meggitt Shareholders, persons with information rights and other relevant persons for the receipt of communications from Meggitt may be provided to Parker during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c).

Citigroup Global Markets Limited (Citi), which is authorised in the UK by the PRA and regulated by the FCA and PRA, is acting exclusively for Parker and no one else in connection with the Acquisition and will not be responsible to anyone other than Parker for providing the protections afforded to clients of Citi nor for providing advice in relation to the Acquisition or any other matters referred to in this announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this announcement, any statement contained herein, the Acquisition or otherwise.

NM Rothschild & Sons Limited (Rothschild & Co), which is authorised and regulated in the UK by the FCA, is acting exclusively for Meggitt and no-one else in connection with the Acquisition and will not be responsible to anyone other than Meggitt for providing the protections afforded to clients of Rothschild & Co nor for providing advice in relation to the Acquisition or any other matters referred to in this announcement.

Morgan Stanley & Co. International plc (Morgan Stanley) which is authorised by the PRA and regulated by the FCA and the PRA in the UK is acting exclusively as financial adviser and corporate broker to Meggitt and no one else in connection with the matters set out in this announcement. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the contents of this announcement or any other matter referred to herein.

Merrill Lynch International (BofA Securities), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting as financial adviser and corporate broker exclusively for Meggitt and no one else in connection with the subject matter of this announcement and will not be responsible to anyone other than Meggitt for providing the protections afforded to clients of BofA Securities nor for providing advice in relation to the subject matter of this announcement or any other matter or arrangement referred to herein.

Overseas jurisdictions

The release, publication or distribution of this announcement in or into jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Meggitt Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of England.

Copies of this announcement and formal documentation relating to the Acquisition will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. If the Acquisition is implemented by way of Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for US investors

The Acquisition is being made to acquire the securities of an English company by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the UK to schemes of arrangement, which are different from the disclosure requirements of the US tender offer rules. Certain financial information included in this announcement and the Scheme documentation has been or will have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. However, if Parker exercises its right to implement the acquisition of the Meggitt Shares by way of a Takeover Offer in accordance with the terms of the Cooperation Agreement, such offer will be made in compliance with applicable US laws and regulations.

The receipt of cash pursuant to the Acquisition by a US holder as consideration for the transfer of its Scheme Shares pursuant to the Scheme may be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws. Each Meggitt Shareholder is urged to consult with independent professional advisers immediately regarding the tax consequences of the Acquisition applicable to it.

It may be difficult for US holders to enforce their rights and claims arising out of the US federal securities laws, since Meggitt is located in a country other than the US, and some or all of their officers and directors may be residents of countries other than the US. US holders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.

To the extent permitted by applicable law, in accordance with normal UK practice, Parker or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Meggitt Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. If Parker elects to implement the Acquisition by way of Takeover Offer in accordance with the terms of the Cooperation Agreement, such Takeover Offer will be made in compliance with applicable US laws and regulations, including Section 14(e) of the US Exchange Act, as amended, and Regulation 14E thereunder, subject to exemptive relief, including in respect of Rule 14e-5 thereunder.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities, Morgan Stanley and their affiliates will continue to act as exempt principal traders in Meggitt securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Forward looking statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by Parker and Meggitt contain statements which are, or may be deemed to be, “forward-looking statements”, including for the purposes of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Parker and Meggitt about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement include statements relating to the expected effects of the Acquisition on Parker and Meggitt, the expected timing and scope of the Acquisition and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “targets”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Parker and Meggitt believe that the expectations reflected in such forward-looking statements are reasonable, Parker and Meggitt can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include the satisfaction of the Conditions, as well as additional factors, such as: local and global political and economic conditions; significant price discounting by competitors; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; changes in consumer habits and preferences; foreign exchange rate fluctuations and interest rate fluctuations (including those from any potential credit rating decline); legal or regulatory developments and changes; the outcome of any litigation; the impact of any acquisitions or similar transactions; competitive product and pricing pressures; success of business and operating initiatives; government actions and natural phenomena such as floods, earthquakes, hurricanes and pandemics; and changes in the level of capital investment. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither Parker nor Meggitt, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations (including under the UK Listing Rules and the Disclosure and Transparency Rules of the FCA), neither Parker nor Meggitt is under any obligation, and Parker and Meggitt expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Dealing disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

No profit forecasts, estimates or quantified financial benefits statements

No statement in this announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Parker or Meggitt, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Parker or Meggitt, as appropriate.

Note regarding non-US GAAP financial measures

This announcement contains references to non-US GAAP financial information for Meggitt, including EBITDA, adjusted EBITDA, and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, adjusted EBITDA, and EBITDA margin are not measures of performance calculated in accordance with US GAAP, Parker believes that they are useful to an investor in evaluating the company performance for the period presented. For further information, see Appendix 2 (Bases and Sources).

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of figures that precede them.

Publication on website and hard copies

A copy of this announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Parker’s website at www.aerospacegrowth.com and Meggitt’s website at www.meggittoffer.com. For the avoidance of doubt, the contents of those websites are not incorporated into and do not form part of this announcement.

Meggitt Shareholders may request a hard copy of this announcement by contacting Computershare during business hours on +44 (0) 370 703 6210 or by submitting a request in writing to Computershare Investor Services PLC at The Pavilions, Bridgwater, Bristol, BS99 6ZZ. If you have received this announcement in electronic form, copies of this announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

Not for release, publication or distribution, directly or indirectly, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

For immediate release

2 August 2021

RECOMMENDED CASH ACQUISITION

of

MEGGITT PLC

by

PARKER-HANNIFIN CORPORATION

to be effected by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

1.	Introduction

The boards of directors of Parker-Hannifin Corporation (Parker) and Meggitt PLC (Meggitt) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Meggitt by Parker. It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.	The Acquisition

Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix 1 to this announcement and to the full terms and conditions to be set out in the Scheme Document, Scheme Shareholders at the Scheme Record Time will be entitled to receive:

for each Scheme Share: 800 pence in cash

The Acquisition values Meggitt’s entire issued and to be issued share capital at approximately £6.3 billion on a fully diluted basis.

The price of 800 pence in cash for each Scheme Share represents:

•	a premium of approximately 70.5 per cent. to the Closing Price of 469.1 pence per Meggitt Share on 30 July 2021, the last business day before this announcement; and

•

a premium of approximately 73.8 per cent. to the volume-weighted average Closing Price of 460.2 pence per Meggitt Share for the six-month period ended on 30 July 2021, the last business day before this announcement.

If, after the date of this announcement and prior to the Effective Date, any dividend and/or other distribution and/or other return of capital or value is declared, made or paid or becomes payable in respect of the Meggitt Shares, Parker reserves the right to reduce the consideration payable under the terms of the Acquisition at such date by an amount up to the amount of such dividend and/or distribution and/or other return of capital or value. In such circumstances, Meggitt Shareholders would be entitled to retain any such dividend and/or other distribution and/or other return of capital or value.

3.	Background to and reasons for the Acquisition

Parker is a leading worldwide diversified manufacturer of motion and control technologies and systems, providing precision engineered solutions for a wide variety of mobile, industrial, and aerospace markets.

In considering prospective acquisitions, Parker looks for targets that are well aligned culturally, as well as strategically, with the goals of The Win Strategy™. This is Parker’s global business system, representing a unified strategic vision for its team members worldwide. Anchored by Parker’s culture, values and purpose, The Win Strategy™ defines the key operational priorities and metrics used to drive team member engagement, customer experience, profitable growth, and financial performance.

Parker believes Meggitt is very well aligned with Parker and the goals of The Win Strategy™. Parker further believes that the Acquisition would be strategically and culturally compelling, and enhance the future prospects of the Combined Group within global aerospace and defence industries, for the following key reasons:

•

Meggitt is an international group headquartered in the United Kingdom and is a high-value, leading provider of proprietary and differentiated aerospace & defence technologies with over 70 per cent. of revenue from sole-source positions.

•

Meggitt, like Parker, has a rich heritage in the aerospace and defence segments with a strong culture, underpinned by a number of core values focusing on teamwork, engagement, integrity, operational excellence, and innovation.

•	Meggitt has a global brand, a complementary business mix, an impressive international base of blue-chip customers and a leading product portfolio.

•

Meggitt has been transforming its business over the last four years through its focused strategy including: (i) streamlining its portfolio and investing in new technologies; (ii) delivering organic growth through its customer-aligned divisions; (iii) creating a high performance culture across the group; and (iv) improving operational performance and execution through strategic footprint reductions and supplier consolidations, an area where Parker intends to continue to deliver savings across the Combined Group.

•

Meggitt and Parker are complementary across diverse portfolios of products, and will thus expand and develop core product lines, add new capabilities, and enable innovations on more-electric, low-carbon and other key technologies.

•	The acquisition of Meggitt nearly doubles the size of Parker’s Aerospace Systems segment, increasing the proportion of the business focused on the aerospace aftermarket by 500 bps.

•

Parker believes the Combined Group will be able to provide a stronger value proposition for customers. Parker also believes the Combined Group is poised for strong growth, supported by the commercial aerospace recovery, and will be able to maximise its potential by building on a combined product portfolio and geographic footprint and by sharing operational and functional best practices.

Meggitt and Parker share a heritage as established manufacturers with significant presence across the UK, serving as trusted defence suppliers to the UK and US governments, and governments across the EU and globally. The UK is an important market to Parker and a key part of its business. Parker is a highly experienced acquirer with prior experience of successfully integrating UK companies in the industrial sector (including a publicly listed company) into its business. These continue to thrive within the Parker Group. The Acquisition of Meggitt is aligned with Parker’s capital deployment strategy. Consistent with its track record as an acquirer, Parker will be a responsible steward of Meggitt, recognising Meggitt’s strong UK heritage and safeguarding relevant stakeholders’ interests. Parker has therefore agreed with Meggitt to offer a number of legally binding commitments to HM Government, as further detailed in paragraph 9 below.

Based on the preliminary analysis to identify potential synergies and relying principally on Parker’s understanding of the market and experience in conducting and integrating previous acquisitions, Parker expects that, following completion of the Acquisition, it can achieve $300 million (approximately £216 million) of pre-tax synergies from its combination with Meggitt. It is expected that these synergies will be achieved by the end of the third full year following completion of the Acquisition, and Parker expects to incur approximately $250 million (approximately £180 million) in cumulative one-time pre-tax costs to achieve these synergies. Parker anticipates synergies to be achieved primarily through the implementation of The Win Strategy™, improvements to the Combined Group’s supply chain, lean, productivity and SG&A operations, as well as continuing Meggitt’s strategy of footprint optimisation.

The terms of the Acquisition imply a US GAAP Enterprise Value multiple of 16.3x 2019 US GAAP EBITDA and 10.9x 2019 US GAAP EBITDA (including estimated pre-tax synergies of £216 million) for Meggitt.

Parker expects the combination to be earnings accretive in the first full 12 months after closing. The Acquisition is expected to drive incremental sales growth and cash flow accretion, and deliver a high single-digit ROIC in year 5 which should grow thereafter.2 Parker remains committed to maintaining a strong balance sheet and investment grade credit rating.

[2]	Excludes one-time costs and deal related amortisation.

4.	Recommendation

The directors of Meggitt, who have been so advised by Rothschild & Co and Morgan Stanley as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, Rothschild & Co and Morgan Stanley have taken into account the commercial assessments of the directors of Meggitt.

Accordingly, the directors of Meggitt intend unanimously to recommend that Meggitt Shareholders vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting as the directors of Meggitt have irrevocably undertaken to do in respect of those Meggitt Shares they hold and in respect of which they control the voting rights (representing approximately 0.05 per cent. of the issued ordinary share capital of Meggitt on 30 July 2021 (being the last business day before this announcement)). Further details of these undertakings, including the circumstances in which they cease to be binding, are set out in Appendix 3 to this announcement.

5.	Background to and reasons for the recommendation

Meggitt is one of the world’s leading aerospace, defence and selected energy market businesses, with a unique portfolio of technologies, products and capabilities that underpin strong market positions.

In recent years, management has been successfully delivering a strategy that has fundamentally improved Meggitt’s competitive position and its standing with customers, transitioning the business from a conglomerate holding company to a focused and strategically cohesive business through a programme of non-core disposals and targeted partnerships and acquisitions. Meggitt has continued to increase its exposure to attractive and growing markets where it has strong competitive positions through its investment in differentiated technology and capabilities. The company’s strategy to develop best-in-class products and technologies for aerospace and defence markets, with very high requirements for product safety, performance and reliability, has resulted in strong sole-source, life-of-programme positions on growing aerospace platforms. In turn, this has delivered an increase of approximately 70 per cent. in shipset content on average on the latest generation of platforms. This strong position in original equipment underpins Meggitt’s presence in the aftermarket which has enabled Meggitt to secure attractive long-term annuity revenue streams. In combination with its strong aerospace and defence positions, Meggitt has a highly attractive aero-derived Energy business with strong growth opportunities in renewables and low carbon applications.

The benefits of Meggitt’s strategy were increasingly clear prior to COVID-19, with Meggitt recording seven consecutive quarters of revenue growth, achieving record operating profit and strong cash generation in FY 2019, and creating significant value for shareholders.

With the onset of COVID-19 in early 2020, management took quick and decisive action in the face of unprecedented challenges in the aerospace sector, resulting in significant cash savings and positioning the business to remain competitive in that environment. Meggitt successfully delivered £450m of in-year cash savings, generated positive free cash flow and reduced net debt in FY 2020. Meggitt also continued to progress key strategic initiatives including the sale of its Training Systems business, investment in the Ansty Park campus, and the acceleration of Meggitt’s existing sustainability strategy.

As such, Meggitt remains strongly positioned, with a compelling standalone strategy which the Meggitt Board believes would deliver attractive value for Meggitt Shareholders over the long term as Meggitt’s key markets, particularly commercial aerospace, recover. At the same time, however, there remains significant uncertainty as to the precise timing and speed of that recovery.

In that context, although the Meggitt Board did not solicit an offer for Meggitt, and several earlier, lower proposals from Parker were rejected, the Meggitt Board believes that the Acquisition substantially accelerates and de-risks the delivery of that value. In considering the financial terms of the Acquisition and determining whether they reflect an appropriate valuation of Meggitt and its future prospects, the Meggitt Board has taken into account a number of factors including that:

•

the terms of the Acquisition represent an immediate and significant premium to the current share price, reflective of the significant value inherent in the Meggitt Group, whilst also providing Meggitt Shareholders with certainty of value in cash;

•	the terms of the Acquisition represent a premium of approximately 70.5 per cent. to the Closing Price of 469.1 pence per Meggitt Share on 30 July 2021, the last business day before this announcement;

•

the terms of the Acquisition represent a premium of approximately 73.8 per cent. to the volume weighted average Closing Price of 460.2 pence per Meggitt Share for the six-month period ended on 30 July 2021, the last business day before this announcement; and

•	the terms of the Acquisition imply an IFRS Enterprise Value multiple of approximately 24.5x 2020 IFRS EBITDA for Meggitt.

In addition to the financial terms of the Acquisition, the Meggitt Board has carefully considered:

•

the interests of its wider stakeholders and accordingly held extensive discussions with Parker in relation to the commitments Parker would be willing to offer in order to appropriately safeguard these interests as part of the Acquisition. The Meggitt Board has therefore taken due account of Parker’s agreement to offer HM Government a number of legally binding commitments, as further detailed in paragraph 9 below;

•

the alignment of Parker and Meggitt’s respective business models and long-term outlook to support customers, as well as the investment required to develop next generation programmes and the benefits the enhanced scale of the Combined Group would bring to a broader and more diversified customer base globally;

•

Meggitt’s cultural compatibility with Parker, which shares Meggitt’s core values of high performance teamwork, integrity and excellence, in addition to Parker’s long history of operating within the UK and other geographies in which Meggitt has a presence; and

•	the legally binding Memorandum of Understanding that Parker and Meggitt have entered into with the trustee of the Meggitt UK DB Pension Plan.

Accordingly, following careful consideration of both the financial terms of the Acquisition and Parker’s plans for the Meggitt business under Parker’s ownership, the Meggitt Board intends to recommend unanimously the Acquisition to Meggitt Shareholders.

6.	Irrevocable undertakings

As described above, Parker has received irrevocable undertakings from the directors of Meggitt to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (and, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by Parker in accordance with the terms of the irrevocable undertakings) in respect of those Meggitt Shares that they legally and/or beneficially hold and the voting rights of which they control, amounting to, in aggregate, 409,769 Meggitt Shares, representing approximately 0.05 per cent. of the issued ordinary share capital as at 30 July 2021 (being the last business day before this announcement).

The undertakings from the directors of Meggitt remain binding in the event of a higher competing offer for Meggitt and will cease to be binding only if (i) the Scheme Document is not despatched to Meggitt Shareholders within 28 days (or such longer period as may be permitted by the Panel) after the date of this announcement; (ii) Parker announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Takeover Offer or Scheme is announced in accordance with Rule 2.7 of the Code at the same time; (iii) if the Takeover Offer or Scheme lapses or is withdrawn and no new, revised or replacement Takeover Offer or Scheme has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, at the same time; or (iv) any competing offer for the entire issued and to be issue share capital of Meggitt becomes or is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective.

Further details of these irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in Appendix 3 to this announcement.

7.	Information relating to Parker

Parker is a leading worldwide diversified manufacturer of motion and control technologies and systems, providing precision engineered solutions for a wide variety of mobile, industrial and aerospace markets. Parker was founded in Cleveland, Ohio, USA in 1917 and incorporated in Ohio, USA in 1938.

Parker currently has over 50,000 team members globally, and manufacturing, service, sales, distribution and administrative facilities in 49 countries. Parker supplies its products to approximately 464,000 customers in virtually every significant manufacturing, transportation and processing industry.

In its most recently completed and reported fiscal year, which ended 30 June 2020, Parker reported net sales of US$13.70 billion and net income of US$1.21 billion.

Parker has a long and successful history in the UK, having operated in the UK for over 50 years, and currently employs more than 2,100 team members in 18 facilities across the country. Parker is a highly experienced acquirer with prior experience of successfully integrating UK companies in the industrial sector (including a publicly listed company) into its business. These continue to thrive within the Parker Group. Parker believes strongly in the importance of cultural fit and leadership, as well as employee engagement, in creating and nurturing successful organisations. These priorities are thus prominently reflected in The Win Strategy™ and practised and reinforced throughout the Parker organisation.

8.	Information relating to Meggitt

Headquartered in the United Kingdom, Meggitt is an international group and a world leader in the aerospace, defence and energy markets, employing more than 9,000 people at over 40 manufacturing facilities and regional offices worldwide.

Working closely with its customers, Meggitt delivers technologically differentiated systems and products for the most demanding environments with high certification requirements for applications across its core end markets. Through focusing on engineering and operational excellence, Meggitt builds broad installed bases of equipment and provides through life services and support across a fleet of approximately 73,000 aircraft. As well as ensuring that its products and technologies satisfy the highest requirements for product safety, performance and reliability, Meggitt continues to prioritise investment in sustainable technology solutions for customers.

Meggitt’s defence business accounts for 46 per cent. of Meggitt Group revenue with over 70 per cent. of revenue derived from its core US market. With equipment on an installed base of around 22,000 fixed wing and rotary aircraft and a significant number of ground vehicles, Meggitt is well placed, having secured strong positions on some of the newest and hardest worked platforms.

In energy and other markets, which represents 11 per cent. of Meggitt Group revenue, Meggitt’s leading technologies and aerospace derived innovation serve a number of core end markets, primarily onshore and offshore gas and LNG and power generation applications. While Meggitt already has significant exposure to lower carbon applications, primarily in gas and LNG, it continues to build a strong pipeline of new opportunities in these areas as well as renewables.

Meggitt operates across four vertically integrated, customer aligned divisions:

•

Airframe Systems – Meggitt is a market-leading industry provider of braking systems for commercial, business and defence aircraft, fire protection and safety systems, power and motion, fuel systems, avionics and sensors and advanced polymer seals for around 51,000 in-service civil and 22,000 defence aircraft.

•

Engine Systems – Meggitt holds a market-leading position in advanced engine composites, thermal and safety systems with a broad range of technologies including vibration monitoring and engine health management systems. This division also provides aerospace engine flow control and sensing solutions.

•

Energy & Equipment – Meggitt specialises in energy and defence equipment ranging from electronics cooling to ammunition handling systems and heat transfer equipment for off-shore oil and gas facilities and renewable energy applications.

•

Services & Support – Meggitt provides a full-service aftermarket offering including spares distribution and maintenance, repair and overhaul to its commercial, business jet and defence customers throughout the lifecycle of our products.

Meggitt’s primary operating locations are in the US and the UK, with a broad footprint in other locations across the world. Meggitt is headquartered in the United Kingdom and listed on the London Stock Exchange.

For the financial year ended 31 December 2020, Meggitt’s revenue was £1,684m.

9.	Binding commitments to HM Government

Parker has long recognised the unparalleled alliance that exists between the UK and the US in the defence and aerospace community.

In recognition of the importance of Meggitt’s rich UK heritage and relationships with its key stakeholders, Parker has agreed as part of the Cooperation Agreement with Meggitt that it will offer legally binding commitments to HM Government to the effect that, following completion of the Acquisition, it will:

•

(i) ensure that Meggitt will continue to meet its contractual obligations in respect of goods and services supplied to or for the benefit of HM Government, (ii) maintain its existing technology and manufacturing that resides in the UK for the benefit of HM Government, and (iii) ensure that Meggitt continues to comply with and enforce security protocols prescribed by HM Government and allows for officials to inspect Meggitt’s premises to verify compliance, in each case unless HM Government otherwise consents;

•

maintain Meggitt’s UK headquarters and new operational centre of excellence at Ansty Park to facilitate growth in its UK and European defence and aerospace businesses and operate each of Meggitt’s existing divisions under the combined Parker-Meggitt name beneath a UK legal entity;

•	ensure all four current divisions of Meggitt (being Airframe Systems, Engine Systems, Energy & Equipment and Services & Support) remain in place following completion of the Acquisition;

•

maintain Meggitt’s existing R&D, product engineering and direct manufacturing labour headcount in the UK at no less than current levels (assuming no material change to current levels between the date of this announcement and the Effective Date and subject to normal productivity improvements and business conditions);

•	increase by at least ten per cent. the number of overall apprenticeship opportunities currently offered by Meggitt in the UK;

•

at least maintain Meggitt’s existing level of expenditure with respect to R&D in the UK and, subject to normal levels of growth and activity occurring in the aerospace industry, increase this by at least 20 per cent. over the next five years;

•

in line the with HM Government’s sustainability commitments, maintain Meggitt’s target of investing at least two-thirds of its research and technology budget for the UK in projects relating to sustainable aviation and low-carbon energy;

•	ensure the majority of the board of directors of Meggitt, which will be a subsidiary of Parker, and relevant Meggitt UK subsidiaries, will be UK nationals and, where required, security cleared; and

•	commit to Meggitt’s targets of reducing net carbon emissions by 50 per cent. by 2025 and achieving net zero greenhouse gas emissions by 2050 across the existing Meggitt business.

Parker intends to agree the form, nature and detail (including duration) of these commitments in discussions with HM Government and other stakeholders. No statement in this paragraph 9 constitutes or is intended to become a post-offer undertaking under Rule 19.5 of the Code.

10.	Intentions regarding business, employees, pension schemes, locations and research and development

Parker believes that a combination with Meggitt will maximise the Combined Group’s future growth and profitability potential through complementary product portfolios and geographic footprint, commitment to technology rich innovation, complementary cultures, and shared commitment to operational excellence.

Parker is committed to being a responsible steward of Meggitt through the next stage of its evolution and, as described in more detail below, intends to support Meggitt’s management in implementing a number of their existing strategies.

UK strategic capability and commitment

Parker recognises the important role that Meggitt plays, both as a leading UK business and in supporting the UK’s strategic capabilities. Under its ownership, Parker will be a responsible steward of the Meggitt business and will continue to demonstrate a commitment to supporting the success of the UK, at home and abroad.

Parker will commit to ensuring that Meggitt will continue to meet its contractual obligations in respect of goods and services supplied to or for the benefit of HM Government, and maintain Meggitt’s existing technology and manufacturing that resides in the UK for the benefit of HM Government, as required.

Demonstrating Parker’s commitment to the UK, following completion of the Acquisition, the majority of the board of directors of Meggitt, which will be a subsidiary of Parker, will be UK nationals and, where required, security-cleared. Further, the majority of the board of directors of relevant subsidiaries of Meggitt will also be UK nationals and, where required, security-cleared. Parker will also support Meggitt’s continued active participation in the ADS Group.

Parker recognises the high standards and protocols that need to be observed, and Parker remains committed to ensuring that Meggitt continues to comply with and enforce applicable security protocols prescribed by HM Government, and to allow officials to inspect Meggitt’s premises, as required, to verify compliance.

Evaluation of the Meggitt business and implications of the Acquisition

Prior to this announcement, consistent with market practice, Parker has been granted limited access to certain Meggitt information for the purposes of confirmatory due diligence. However, because of applicable regulatory controls, and the constraints of a public offer process, Parker has not received sufficiently detailed information to formulate definitive plans regarding the impact of the Acquisition on the Meggitt Group.

Based on the limited work it has been able to conduct so far and subject to such further review, the principal sources of synergies across the Combined Group are currently anticipated to be in, among others, the following areas: procurement savings opportunities; footprint optimisation; overlap in central corporate and support functions; and general and administrative expenses.

Following completion of the Acquisition, Parker intends to undertake a full evaluation of the Meggitt Group which is expected to last up to 12 months after the Effective Date (the Evaluation). While the parameters of the Evaluation have not yet been finalised, Parker expects that it will involve, among others, the following areas:

•	engaging with Meggitt’s customers, suppliers and other key stakeholders;

•

identifying areas of duplication or overlap across the Combined Group (principally the central corporate and support functions) and other possible efficiencies where Parker may be able to streamline and implement “best-in-class” practices in the Combined Group, including relating to cost management, efficiency improvements, productivity enhancements, and operational and administrative restructuring;

•	continuing the consolidation of the supply chain for the Meggitt business that Meggitt management have been recently pursuing, and considering any potential additional actions to support this; and

•	identifying existing and new growth and development opportunities to drive additional profitable growth.

Parker is supportive of the Meggitt Footprint Optimisation (as described below) and intends to work with Meggitt management to continue to implement it. Additionally, as part of the Evaluation, Parker intends to explore opportunities to enhance cost savings in these areas. This includes assessing Parker’s legacy facilities and fixed assets to identify opportunities for these to be combined with Meggitt facilities.

Business locations and fixed assets

Parker recognises the important role that Meggitt plays in defining the UK defence and aerospace sector as world-leading and is committed to protecting Meggitt’s rich UK heritage.

In recognition of the importance of supporting HM Government’s levelling up agenda and to facilitate growth in its UK and European aerospace and defence businesses, Parker will maintain Meggitt’s UK headquarters, together with its new operational centre of excellence, at Ansty Park in Coventry, the West Midlands. Meggitt’s operations at Ansty Park will continue to comprise a range of manufacturing, engineering and support functions. Meggitt’s headquarter functions will also remain in Coventry (save for any changes to headquarter functions due to the reduction of PLC-related functions and overlaps, as described above). The Combined Group’s headquarters will be located at Parker’s head office in Cleveland, Ohio, USA.

Subject to the ongoing execution of the Meggitt Footprint Optimisation (as described further above), Parker does not envisage any other material change to Meggitt’s or Parker’s other locations of business, or any need to redeploy any of the Meggitt Group’s or Parker Group’s fixed assets, as a result of the Acquisition.

Brand

Parker values and recognises the importance of Meggitt’s brand. After the Effective Date, each of Meggitt’s existing four divisions (being Airframe Systems, Engine Systems, Energy & Equipment and Services & Support) will operate under the combined Parker-Meggitt names.

Research and development

An effective R&D function lies at the heart of the success of both Parker and Meggitt and is central to the growth potential for the Combined Group. Parker will remain committed to enhancing the UK’s position in defence and aerospace through R&D investment following the completion of the Acquisition.

Parker will continue to work collaboratively across industry and with universities (including in the UK), government authorities and other companies as part of its leading R&D programmes. As Governments and businesses around the world combine to face the challenge posed by climate change, Parker is excited by the potential of the Combined Group’s R&D function to accelerate the innovation of more-electric and low-carbon technologies.

Parker plans to continue to innovate and invest in R&D at Meggitt following the Acquisition. Parker will at least maintain Meggitt’s existing level of expenditure with respect to R&D in the UK and, subject to normal levels of growth and activity occurring in the aerospace industry, intends to increase this by at least 20 per cent. over the next five years.

Parker recognises the important role that sustainability plays in R&D and innovation, both in Meggitt’s long term strategy and HM Government’s ambitions to address environmental, societal and governance concerns worldwide.

Parker will therefore maintain Meggitt’s target of investing at least two-thirds of its research and technology budget in projects relating to sustainable aviation and low-carbon energy. Furthermore, Parker fully supports and will adopt Meggitt’s targets of reducing net carbon emissions by 50 per cent. by 2025 and achieving net zero greenhouse gas emissions by 2050 across the existing Meggitt business.

Management and employees

Parker welcomes the opportunity to combine the skills and experience of the employees of the Meggitt Group in the Combined Group, for the benefit of both companies around the world.

Based on Parker and Meggitt’s strong cultural alignment, Parker sees the Acquisition as a significant opportunity to combine the talent, learnings, and best practices of Meggitt and Parker, creating a stronger team and environment for the employees of the Combined Group. Furthermore, employees of Meggitt will benefit from new opportunities within the Combined Group.

As described above, Parker will undertake the Evaluation following completion of the Acquisition, and whilst Parker is, as yet, unable to draw any conclusions as to its likely outcomes insofar as they may impact employees, a number of commitments can be made at this point.

Parker intends to safeguard the existing employment rights of the management and employees of the Combined Group in accordance with applicable law and does not envisage any material change in their conditions of employment.

Parker is particularly mindful of HM Government’s initiatives that seek to provide alternative routes into employment through apprenticeships and retraining, and encouraging further take-up of vocational careers. Parker greatly values Meggitt’s commitments to these initiatives and to ensuring it attracts and develops the best talent in order to shape the future of the Meggitt business. As such:

•

Parker will maintain Meggitt’s existing R&D, product engineering and direct manufacturing labour headcount in the UK at no less than current levels (assuming no material change to current levels between the date of this announcement and the Effective Date and subject to normal productivity improvements and business conditions); and

•	Parker will increase, by at least ten per cent., the number of overall apprenticeship opportunities currently offered by Meggitt in the UK.

Whilst protecting and increasing investment in these areas, Parker sees the benefit of reviewing the ways in which the operations of the Combined Group can be further improved, which may impact employment roles within the organisation. Preliminary evaluation to date of impact on employees suggests that:

•

Parker anticipates overlap between the two businesses, particularly in central corporate and support functions and a reduced need for roles currently supporting Meggitt’s status as a public listed company at Meggitt’s UK headquarters; and

•

the Acquisition may give rise to operational economies of scale and opportunities for commercial benefits, which will be assessed as part of the Evaluation and may result in headcount reductions or relocation of Meggitt employees.

In addition, Parker will continue to implement Meggitt’s publicly announced global footprint consolidation strategy, reducing Meggitt’s footprint by a total of 50 per cent. from its 2016 baseline by 2023. This will include site consolidations, closures and rationalisations (the Meggitt Footprint Optimisation), together with an assessment as to whether Parker’s legacy facilities and fixed assets located in North America may form part of the optimisation of the Combined Group’s footprint, which may result in headcount reductions or relocation of Combined Group employees.

These reductions will not include employees engaged in R&D, product engineers, direct manufacturing labour or apprentices in the UK.

The finalisation and implementation of any restructuring, integration and workforce reductions will be subject to detailed and comprehensive planning as part of the Evaluation, will be based on growth prospects (in particular the rate of recovery of the aerospace industry), productivity and other similar considerations, and will be subject to appropriate engagement and consultation with stakeholders, including affected employees and any appropriate employee representative bodies in accordance with the legal obligations of the Combined Group. It is expected that, where appropriate, Parker will seek to reallocate staff from discontinued roles to other roles within the Combined Group.

Parker would commence this engagement and consultation process long enough before any final decision is taken to implement any job reductions, so as to ensure compliance with relevant legal obligations.

Retention Arrangements

For the purpose of protecting the business of Meggitt to be acquired through the Acquisition, Parker has agreed that Meggitt may implement certain employee retention arrangements for a number of key Meggitt employees whose retention is considered critical for the business.

As part of such arrangements, Parker has agreed that Mr Tony Wood (CEO of Meggitt) and Ms Louisa Burdett (CFO of Meggitt) will each be entitled to receive a cash payment equal to 50 per cent. of their respective annual base salaries (less any required deductions) which, in each case, will be payable, subject to and conditional upon: (i) completion of the Acquisition; (ii) de-listing of the Company; and (iii) the relevant director remaining in employment with a member of the Meggitt Group or the Parker Group and not having resigned prior to the payment date (the Executive Retention Arrangements). Subject to applicable leaver terms, such cash payments will be paid to the executive within 30 days after the Effective Date (or, if later the day following the date on which Meggitt is de-listed from the London Stock Exchange). The total aggregate value of all Executive Retention Arrangements is £540,000.

In order to promote the retention of certain Meggitt employees (including the Meggitt executive directors), Parker has agreed that, conditional upon completion of the Acquisition, it will implement a new transitional cash plan and will grant cash awards (the Transition Awards) under such plan to Meggitt employees who: (i) are employed with the Meggitt Group on the Effective Date; and (ii) hold unvested awards granted in 2019, 2020 and/or 2021 under the Meggitt 2014 Long Term Incentive Plan (the LTIP Awards). Such Transition Awards will be payable by Parker, subject to applicable leaver terms, on or as soon as practical after: (a) in respect of LTIP Awards granted in 2019, on the Effective Date; and (b) in respect of LTIP Awards granted in 2020 and/or 2021, on the normal vesting date of such LTIP Awards, subject to continued employment. The value of each eligible participant’s Transition Award(s) will equal the aggregate of the value of the Meggitt Shares underlying any portion of their LTIP Award(s) that lapsed due to the application of time pro-rating and/or any assessment of the applicable performance conditions in accordance with the rules of the LTIP, based on the same consideration payable per Meggitt Share as is payable under the Scheme.

As required by, and solely for the purposes of, Rule 16.2 of the Code, Rothschild & Co and Morgan Stanley have (in their capacity as independent advisers to Meggitt for the purposes of Rule 3 of the Code) reviewed the terms of the Executive Retention Arrangements and the Transition Awards together with other information deemed relevant and advised Meggitt that the Executive Retention Arrangements and the Transition Awards are fair and reasonable so far as Meggitt Shareholders are concerned. In providing their advice, Rothschild & Co and Morgan Stanley have taken into account the commercial assessments of the Meggitt directors.

The existing non-executive directors of Meggitt will resign from office as directors of Meggitt with effect from the Effective Date.

Pensions

Parker recognises the importance of upholding Meggitt’s pension obligations and ensuring that its pension schemes are appropriately funded in accordance with statutory and trust deed requirements.

Meggitt operates a defined benefit pension scheme in the UK, the Meggitt Pension Plan (the Meggitt UK DB Pension Plan). The Meggitt UK DB Pension Plan is closed to new members and to future accrual. It is not intended that any changes shall be made to reopen this scheme to the admission of new members or to the future accrual of benefits.

Parker has held constructive discussions with the trustee (the Trustee) of the Meggitt UK DB Pension Plan and Parker, the Trustee and Meggitt have entered into a legally binding memorandum of understanding dated 2 August 2021 (the Memorandum of Understanding) setting out the parties’ agreement with respect to the future funding of the Meggitt UK DB Pension Plan. The key terms of the Memorandum of Understanding include:

•

an open-ended uncapped parent company guarantee from Parker from completion of the Acquisition in respect of all present and future employer obligations and liabilities in respect of the Meggitt UK DB Pension Plan;

•	a lump sum cash payment of £25 million to be paid to the Meggitt UK DB Pension Plan within one month of completion of the Acquisition;

•

the payment of employer contributions to the Meggitt UK DB Pension Plan from completion of the Acquisition at a flat rate of £35 million per annum until the statutory funding deficit under the Meggitt UK DB Pension Plan’s valuation as at 5 April 2021 is eliminated or the actuarial valuation of the Meggitt UK DB Pension Plan as at 5 April 2024 is completed; and

•	a commitment from Parker to agree appropriate information sharing provisions with the Trustee for the benefit of the Meggitt UK DB Pension Plan following the date of this announcement.

The Trustee has confirmed in the Memorandum of Understanding that, based on the information available to the Trustee as at the date of the Memorandum of Understanding and taking into account the undertakings provided by Parker under the Memorandum of Understanding, the Trustee has no reason to believe that the Acquisition would be materially detrimental to the ability of the Meggitt UK DB Pension Plan to meet its liabilities or to the likelihood of the accrued Meggitt UK DB Pension Plan benefits being received.

Meggitt also operates defined contribution pension arrangements in the UK and both defined benefit and defined contribution pension schemes in other jurisdictions (together, the Other Pension Schemes). Parker does not intend to make any changes to the Other Pension Schemes (including with regard to accrual of benefits for existing members, the admission of new members and current arrangements for the funding of any scheme deficit) and confirms its intention for employer contributions to Other Pension Schemes to continue in line with current arrangements.

Trading facilities

Meggitt is currently listed on the Official List and, as set out in paragraph 15, a request will be made to the London Stock Exchange to cancel trading in Meggitt Shares and delist Meggitt from the Official List, to take effect on or shortly after the Effective Date.

Post offer undertakings

No statement in this paragraph 10 constitutes or is intended to become a post offer undertaking under Rule 19.5 of the Code.

11.	Financing

The cash consideration payable by Parker under the terms of the Acquisition, together with certain fees and expenses in connection with the Acquisition, is expected to be funded by a combination of cash resources, borrowing under debt facilities to be entered into or otherwise available to Parker and net proceeds of debt securities to be issued by Parker. Nothing in this announcement shall constitute the offer for sale of any securities. In support of its obligations to pay the cash consideration and such fees and expenses, Parker has entered into a term loan bridge facility obtained from Citibank, N.A. (the Bridge Facility). Parker has obtained the fully committed Bridge Facility from Citibank, N.A., as sole lead arranger, sole bookrunner, sole administrative agent and, together with Citicorp North America, Inc., as lenders.

In due course, and in place of drawing under the Bridge Facility, Parker intends to obtain and enter into: (i) a new $2,000,000,000 senior unsecured term loan facility, which will be used to reduce (and partially replace) the Bridge Facility; and (ii) an amendment to its existing revolving credit agreement to increase the commitments thereunder and to make certain other changes to the terms thereof in connection with the Acquisition.

Citi confirms that it is satisfied that sufficient resources are available to Parker to satisfy in full the cash consideration payable under the terms of the Scheme.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

12.	Meggitt Share Schemes

Participants in the Meggitt Share Schemes will be contacted regarding the effect of the Acquisition on their rights and appropriate proposals will be made to such participants in due course. Details of these proposals will be set out in separate letters to be sent to participants in the Meggitt Share Schemes.

13.	Offer-related arrangements and Memorandum of Understanding

Confidentiality Agreement

Parker and Meggitt have entered into a confidentiality agreement dated 1 July 2021 (the Confidentiality Agreement) pursuant to which Parker has undertaken, amongst other things: (a) to keep confidential information relating to the Acquisition and Meggitt and not to disclose it to third parties (other than certain permitted parties) unless required by law or regulation or with the consent of Meggitt; and (b) to use the confidential information for the sole purpose of evaluating, negotiating, or implementing the Acquisition. These confidentiality obligations remain in force until the earlier of: (i) 18 months from the date of the Confidentiality Agreement; and (ii) the date of completion of the Acquisition. The agreement also contains provisions pursuant to which Parker has agreed not to solicit certain employees, consultants or independent contractors of Meggitt, subject to customary carve-outs, for a period of 12 months from the date of the Confidentiality Agreement.

Cooperation Agreement

Parker and Meggitt have entered into a cooperation agreement dated 2 August 2021, (the Cooperation Agreement) pursuant to which, among other things:

•

Parker has agreed to take or cause to be taken all necessary steps in order to secure the regulatory clearances and authorisations necessary to satisfy Conditions 3 to 20 (inclusive) of Part A of Appendix 1 to this announcement, in sufficient time to enable the Effective Date to occur prior to the Long-Stop Date; and

•

Parker and Meggitt have each agreed to certain undertakings to co-operate and provide each other with reasonable information, assistance and access in relation to the filings, submissions and notifications to be made in relation to such regulatory clearances and authorisations.

Under the terms of the Cooperation Agreement, Parker has agreed with Meggitt that it will offer a number of legally binding commitments to HM Government, as further described at paragraph 9 above.

The Cooperation Agreement records the parties’ intentions to implement the Acquisition by way of Scheme, subject to the ability of Parker to implement the Acquisition by way of a Takeover Offer in certain circumstances set out in the Cooperation Agreement and with the consent of the Panel.

The Cooperation Agreement will be capable of termination by either party in certain circumstances, including if the Scheme does not become Effective by the Long-Stop Date, a competing transaction completes, becomes effective or is declared or becomes unconditional in all respects, any Condition has been invoked by Parker (in circumstances where invocation of the relevant Condition is permitted by the Panel) prior to the Long-Stop Date or if the Acquisition is withdrawn or lapses in accordance with its terms prior to the Long-Stop Date.

In addition, Parker may terminate the Cooperation Agreement on written notice to Meggitt where the Meggitt directors have publicly withdrawn, adversely qualified, adversely modified or failed to reaffirm or re-issue (when reasonably requested by Parker to do so) their unanimous and unconditional recommendation that Meggitt Shareholders vote in favour of the Scheme or a competing transaction is either recommended by the directors of Meggitt or completes, becomes effective or is declared or becomes unconditional in all respects.

Pursuant to the terms of the Cooperation Agreement, Parker has undertaken that it will deliver a notice in writing to Meggitt on the business day prior to the Scheme Court Hearing confirming either: (i) the satisfaction or waiver of all conditions (other than Condition 2); or (ii) if permitted by the Panel, that it intends to invoke one or more Conditions.

The Cooperation Agreement also contains provisions that will apply in respect of the Meggitt Share Schemes and certain other employee incentive arrangements.

Clean Team Agreement

Parker and Meggitt have entered into a due diligence clean team agreement dated 7 July 2021 (the Clean Team Agreement), which sets out how any confidential information that is commercially sensitive can be disclosed, used or shared for the purposes of due diligence, synergies evaluation, integration planning and regulatory clearance. Such commercially sensitive information must only be made available to the party receiving information through designated persons removed from day-to-day commercial or strategic operations and decisions and external professional advisers. The findings of such designated persons and external advisers may only be relayed to other employees, officers and directors of the receiving party in specified circumstances and subject to certain restrictions.

CJDA

Further, Parker, Meggitt and their respective legal counsel have entered into a confidentiality and joint defence agreement dated 5 July 2021 (the CJDA), the purpose of which is to ensure that the exchange and/or disclosure of certain materials relating to the parties and in relation to, in particular, the anti-trust and regulatory workstream only takes place between their respective legal counsel and external experts, and does not diminish in any way the confidentiality of such materials and does not result in a waiver of any privilege, right or immunity that might otherwise be available.

Memorandum of Understanding

Parker, the Trustee and Meggitt have entered into a legally binding Memorandum of Understanding dated 2 August 2021 setting out the parties’ agreement with respect to the future funding of the Meggitt UK DB Pension Plan. Further details of the Memorandum of Understanding are set out at paragraph 10 above under the heading ‘Pensions’.

14.	Structure of the Acquisition

It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between Meggitt and the Scheme Shareholders, under Part 26 of the Companies Act. The procedure involves, among other things, an application by Meggitt to the Court to sanction the Scheme, by which Scheme Shares held by Scheme Shareholders will be transferred to Parker in consideration for which the Scheme Shareholders will receive cash on the basis described in paragraph 2 above. The purpose of the Scheme is to provide for Parker to become the owner of the entire issued and to be issued share capital of Meggitt.

The Scheme is subject to the Conditions and certain further terms referred to in Appendix 1 to this announcement and to the full terms and conditions to be set out in the Scheme Document. In particular, the Scheme will only become effective if, among other things, the following events occur on or before the Long-Stop Date:

•

a resolution to approve the Scheme is passed by a majority in number of the Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting, either in person or by proxy, representing 75 per cent. or more in value of the Scheme Shares held by those Scheme Shareholders (or the relevant class or classes thereof);

•

the Resolutions are passed by the requisite majority of Meggitt Shareholders at the General Meeting (which will require the approval of Meggitt Shareholders representing at least 75 per cent. of the votes cast at the General Meeting either in person or by proxy);

•	certain antitrust and foreign investment approvals and clearances are obtained as detailed in Appendix 1 to this announcement;

•	the Scheme is sanctioned by the Court (with or without modification, on terms agreed by Parker and Meggitt); and

•	an office copy of the Scheme Court Order is delivered to the Registrar of Companies.

Any Meggitt Shares issued before the Scheme Record Time will be subject to the terms of the Scheme. The Resolutions to be proposed at the General Meeting will, amongst other matters, provide that the Articles be amended to incorporate provisions requiring any Meggitt Shares issued or transferred after the Scheme Record Time (other than to Parker and/or its nominees) to be automatically transferred to Parker (and, where applicable, for consideration to be paid to the transferee or the original recipient of the Meggitt Shares so transferred or issued) on the same terms as the Acquisition (other than terms as to timings and formalities). The provisions of the Articles (as amended) will avoid any person (other than Parker and its nominees) holding Meggitt Shares after the Effective Date.

Upon the Scheme becoming effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour);

and (ii) share certificates in respect of Meggitt Shares will cease to be valid and entitlements to Meggitt Shares held within the CREST system will be cancelled. The consideration for the transfer of Scheme Shares to Parker will be dispatched to Scheme Shareholders no later than 14 days after the Effective Date.

If any Condition in paragraph 2 of Appendix 1 to this announcement is not capable of being satisfied by the date specified therein, Parker shall make an announcement through a Regulatory Information Service as soon as practicable and in any event by no later than 8.00 a.m. (London time) on the business day following the date so specified, stating whether Parker has invoked that Condition, (where applicable) waived that Condition or, with the agreement of Meggitt, specified a new date by which that Condition must be satisfied (with the Panel’s consent and as the Court may approve (if such consent(s) or approval(s) is/are required)).

If the Scheme does not become effective on or before the Long-Stop Date, it will lapse and the Acquisition will not proceed (unless the Panel requires an extension to the Long-Stop Date pending final determination of an issue under section 3(g) of Appendix 7 of the Code).

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting. The Scheme Document will also contain the expected timetable for the Acquisition, and will specify the necessary actions to be taken by Meggitt Shareholders. It is expected that the Scheme Document, together with the Forms of Proxy, will be sent to Meggitt Shareholders and, for information only, to persons with information rights and to holders of options granted under the Meggitt Share Schemes, as soon as practicable and in any event within 28 days of this announcement.

The Acquisition is expected to complete during Q3 of 2022, subject to the satisfaction or (where applicable) waiver of the Conditions. An expected timetable of principal events will be included in the Scheme Document.

The Acquisition is conditional on a number of antitrust and regulatory approvals and Parker will make further announcements in respect of such approvals as appropriate.

15.	Delisting and re-registration

It is intended that an application will be made to the FCA for the cancellation of the listing of the Meggitt Shares on the Official List and to the London Stock Exchange for the cancellation of trading of the Meggitt Shares on the London Stock Exchange’s main market for listed securities, with effect as of or shortly following the Effective Date.

It is expected that the last day for dealings in Meggitt Shares on the main market of the London Stock Exchange is expected to be the last business day immediately prior to the Effective Date and no transfers shall be registered after 6.00 p.m. (London time) on that date.

It is also intended that, following the Scheme becoming effective, Meggitt will be re-registered as a private company under the relevant provisions of the Companies Act.

16.	Disclosure of interests in Meggitt relevant securities

Except for the irrevocable undertakings referred to in paragraph 6 above, as at close of business on 30 July 2021 (being the business day before this announcement), neither Parker, nor any of the directors of Parker or any member of the Parker Group, nor, so far as the directors of Parker are aware, any person acting in concert with Parker for the purposes of the Acquisition had any interest in, right to subscribe for, or had borrowed or lent any Meggitt Shares or securities convertible or exchangeable into Meggitt Shares, nor did any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to take delivery, or any dealing arrangement of the kind referred to in Note 11 of the definition of acting in concert in the Code, in relation to Meggitt Shares or in relation to any securities convertible or exchangeable into Meggitt Shares.

In the interests of secrecy prior to this announcement, Parker has not made any enquiries in respect of the matters referred to in this paragraph of certain parties who may be deemed by the Panel to be acting in concert with Parker for the purposes of the Scheme. Enquiries of such parties will be made as soon as practicable following the date of this announcement and any disclosure in respect of such parties will be included in the Scheme Document.

17.	Overseas shareholders

The availability of the Acquisition and the distribution of this announcement to Meggitt Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Meggitt Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This announcement does not constitute an offer for sale for any securities or an offer or an invitation to purchase any securities. Meggitt Shareholders are advised to read carefully the Scheme Document and related Forms of Proxy once these have been dispatched.

18.	Meggitt’s issued share capital

In accordance with Rule 2.9 of the Code, Meggitt confirms that, as at close of business on 30 July 2021 (being the last business day before to the date of this announcement), it has 781,372,024 Meggitt Shares in issue (excluding shares held in treasury). The International Securities Identification Number for Meggitt Shares is GB0005758098.

19.	Documents published on a website

Copies of the following documents will, by no later than 12 noon (London time) on 3 August 2021, be published on Meggitt’s website at www.meggittoffer.com and Parker’s website at www.aerospacegrowth.com until the end of the Acquisition:

(a)	this announcement;

(b)	the irrevocable undertakings described in paragraph 6 above;

(c)	the documents relating to the Bridge Facility referred to in paragraph 11 above;

(d)	the Confidentiality Agreement, Cooperation Agreement, Clean Team Agreement and CJDA referred to in paragraph 13 above; and

(e)	the consent letters from each of Citi, Morgan Stanley, BofA Securities and Rothschild & Co referred to in paragraph 20 below.

Neither the contents of Meggitt’s website and Parker’s website, nor the contents of any other website accessible from hyperlinks on such websites, are incorporated into or form part of this announcement.

20.	General

Parker reserves the right to elect (with the consent of the Panel and subject to and in accordance with the terms of the Cooperation Agreement) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Meggitt not already held by Parker as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on substantially the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme, including the inclusion of an acceptance condition set at 75 per cent. of the Meggitt Shares (or such other lower percentage as Parker may, subject to the rules of the Code and the terms of the Cooperation Agreement and with the consent of the Panel, decide).

If the Acquisition is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Parker intends to: (i) make a request to the FCA to cancel the listing of the Meggitt Shares from the Official List; (ii) make a request to the London Stock Exchange to cancel trading in Meggitt Shares on its market for listed securities; and (iii) exercise its rights, if available, to apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Meggitt Shares in respect of which the Takeover Offer has not been accepted.

The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

The Acquisition will be made on the terms and subject to the Conditions and further terms set out in Appendix 1 to this announcement and the full terms and conditions to be set out in the Scheme Document. The bases and sources of certain financial information contained in this announcement are set out in Appendix 2 to this announcement. Certain terms used in this announcement are defined in Appendix 4 to this announcement.

Each of Citi, Morgan Stanley, BofA Securities and Rothschild & Co has given and not withdrawn its consent to the inclusion in this announcement of references to its name in the form and context in which they appear.

Enquiries

Parker

Aidan Gormley, Director, Global Communications and Branding	+1 (0)216 896-3258

Robin J. Davenport, Vice President – Corporate Finance	+1(0) 216 896-2265

Citigroup Global Markets Limited (Financial Adviser and Corporate Broker to Parker)	+44 (0)20 7986 4000

Jan Skarbek

Sian Evans

Rory Scott

Andrew Miller-Jones (Corporate Broker)

Brunswick Group (Communications Adviser to Parker)	+44 (0)20 7404 5959

Simon Sporborg

Charles Pretzlik

David Blackburn

Meggitt

Mat Wootton, VP, Investor Relations	+44 (0)7833 094069

Rothschild & Co (Financial Adviser and Rule 3 Adviser to Meggitt)	+44 (0)20 7280 5000

Ravi Gupta

Sabina Pennings

David Morrison

Morgan Stanley & Co. International plc (Financial Adviser, Rule 3 Adviser and Corporate Broker to Meggitt)	+44 (0)20 7425 8000

Ben Grindley

Shirav Patel

Josh Bretherton

BofA Securities (Financial Adviser and Corporate Broker to Meggitt)	+44 (0)20 7628 1000

Edward Peel

Oliver Elias

FTI Consulting	+44 (0)20 3727 1340

Nick Hasell

Alex Le May

Dwight Burden

Freshfields Bruckhaus Deringer LLP is acting as legal adviser to Parker in connection with the Acquisition.

Slaughter and May is acting as legal adviser to Meggitt in connection with the Acquisition.

Further information

This announcement is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Meggitt in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document, which, together with the Forms of Proxy, will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis on the information contained in the Scheme Document.

Please be aware that addresses, electronic addresses and certain other information provided by Meggitt Shareholders, persons with information rights and other relevant persons for the receipt of communications from Meggitt may be provided to Parker during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c).

Citi, which is authorised in the UK by the PRA and regulated by the FCA and PRA, is acting exclusively for Parker and no one else in connection with the Acquisition and will not be responsible to anyone other than Parker for providing the protections afforded to clients of Citi nor for providing advice in relation to the Acquisition or any other matters referred to in this announcement. Neither Citi nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citi in connection with this announcement, any statement contained herein, the Acquisition or otherwise.

Rothschild & Co, which is authorised and regulated in the UK by the FCA, is acting exclusively for Meggitt and no-one else in connection with the Acquisition and will not be responsible to anyone other than Meggitt for providing the protections afforded to clients of Rothschild & Co nor for providing advice in relation to the Acquisition or any other matters referred to in this announcement.

Morgan Stanley which is authorised by the PRA and regulated by the FCA and the PRA in the UK is acting exclusively as financial adviser and corporate broker to Meggitt and no one else in connection with the matters set out in this announcement. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the contents of this announcement or any other matter referred to herein.

BofA Securities, which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting as financial adviser and corporate broker exclusively for Meggitt and no one else in connection with the subject matter of this announcement and will not be responsible to anyone other than Meggitt for providing the protections afforded to clients of BofA Securities nor for providing advice in relation to the subject matter of this announcement or any other matter or arrangement referred to herein.

Overseas jurisdictions

The release, publication or distribution of this announcement in or into jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular the ability of persons who are not resident in the United Kingdom, to vote their Meggitt Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of England.

Copies of this announcement and formal documentation relating to the Acquisition will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. If the Acquisition is implemented by way of Takeover Offer (unless otherwise permitted by applicable law or regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Overseas Shareholders will be contained in the Scheme Document.

Additional information for US investors

The Acquisition is being made to acquire the securities of an English company by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme will be subject to disclosure requirements and practices applicable in the UK to schemes of arrangement, which are different from the disclosure requirements of the US tender offer rules. Certain financial information included in this announcement and the Scheme documentation has been or will have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. However, if Parker exercises its right to implement the acquisition of the Meggitt Shares by way of a Takeover Offer in accordance with the terms of the Cooperation Agreement, such offer will be made in compliance with applicable US laws and regulations.

The receipt of cash pursuant to the Acquisition by a US holder as consideration for the transfer of its Scheme Shares pursuant to the Scheme may be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws. Each Meggitt Shareholder is urged to consult with independent professional advisers immediately regarding the tax consequences of the Acquisition applicable to it.

It may be difficult for US holders to enforce their rights and claims arising out of the US federal securities laws, since Meggitt is located in a country other than the US, and some or all of their officers and directors may be residents of countries other than the US. US holders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.

To the extent permitted by applicable law, in accordance with normal UK practice, Parker or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Meggitt Shares outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. If Parker elects to implement the Acquisition by way of Takeover Offer in accordance with the terms of the Cooperation Agreement, such Takeover Offer will be made in compliance with applicable US laws and regulations, including Section 14(e) of the US Exchange Act, as amended, and Regulation 14E thereunder, subject to exemptive relief, including in respect of Rule 14e-5 thereunder.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, BofA Securities, Morgan Stanley and their affiliates will continue to act as exempt principal traders in Meggitt securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Forward looking statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by Parker and Meggitt contain statements which are, or may be deemed to be, “forward-looking statements”, including for the purposes of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Parker and Meggitt about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement include statements relating to the expected effects of the Acquisition on Parker and Meggitt, the expected timing and scope of the Acquisition and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “targets”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Parker and Meggitt believe that the expectations reflected in such forward-looking statements are reasonable, Parker and Meggitt can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include the satisfaction of the Conditions, as well as additional factors, such as: local and global political and economic conditions; significant price discounting by competitors; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; changes in consumer habits and preferences; foreign exchange rate fluctuations and interest rate fluctuations (including those from any potential credit rating decline); legal or regulatory developments and changes; the outcome of any litigation; the impact of any acquisitions or similar transactions; competitive product and pricing pressures; success of business and operating initiatives; government actions and natural phenomena such as floods, earthquakes, hurricanes and pandemics; and changes in the level of capital investment. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither Parker nor Meggitt, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations (including under the UK Listing Rules and the Disclosure and Transparency Rules of the FCA), neither Parker nor Meggitt is under any obligation, and Parker and Meggitt expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Dealing disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

No profit forecasts, estimates or quantified financial benefits statements

No statement in this announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Parker or Meggitt, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Parker or Meggitt, as appropriate.

Note regarding non-US GAAP financial measures

This announcement contains references to non-US GAAP financial information for Meggitt, including EBITDA, adjusted EBITDA, and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, adjusted EBITDA, and EBITDA margin are not measures of performance calculated in accordance with US GAAP, Parker believes that they are useful to an investor in evaluating the company performance for the period presented. For further information, see Appendix 2 (Bases and Sources).

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of figures that precede them.

Publication on website and hard copies

A copy of this announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Parker’s website at www.aerospacegrowth.com and Meggitt’s website at www.meggittoffer.com. For the avoidance of doubt, the contents of those websites are not incorporated into and do not form part of this announcement.

Meggitt Shareholders may request a hard copy of this announcement by contacting Computershare during business hours on +44 (0) 370 703 6210 or by submitting a request in writing to Computershare Investor Services PLC at The Pavilions, Bridgwater, Bristol, BS99 6ZZ. If you have received this announcement in electronic form, copies of this announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Appendix 1

Conditions and Certain Further Terms of the Scheme and the Acquisition

A.	Conditions to the Scheme and Acquisition

Long-Stop Date

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective, subject to the provisions of the Code, by no later than the Long-Stop Date.

Scheme approval

2.	The Scheme will be conditional upon:

(a)

(i) approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders (or the relevant class or classes thereof), who are present and voting (and who are entitled to vote), either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court (or at any adjournment of any such meeting); and (ii) the Court Meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date (if any) as Parker and Meggitt may agree, with the consent of the Panel (and that the Court may allow, if required));

(b)

(i) all Resolutions being duly passed by the requisite majority at the General Meeting (or at any adjournment thereof); and (ii) the General Meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date (if any) as Parker and Meggitt may agree, with the consent of the Panel (and that the Court may allow, if required)); and

(c)

(i) the sanction of the Scheme by the Court without modification or with modification on terms acceptable to Parker and Meggitt and the delivery of an office copy of the Scheme Court Order to the Registrar of Companies for registration; and (ii) the Scheme Court Hearing being held on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date (if any) as Parker and Meggitt may agree, with the consent of the Panel (and that the Court may allow, if required)).

In addition, Parker and Meggitt have agreed that the Acquisition will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless such Conditions (as amended, if appropriate) have been satisfied or, where relevant, waived.

Official authorisations and regulatory clearances

UK CMA clearance

3.

Insofar as the Acquisition creates a relevant merger situation within the meaning of Section 23 of the Enterprise Act 2002, the CMA or, as the case may be, the Secretary of State adopting and formally notifying to the parties all decisions and approvals necessary to clear the Acquisition and to permit the Acquisition and any matters arising therefrom to proceed (and, to the extent relevant, all conditions or obligations contained in such decisions and approvals necessary for clearance of the Acquisition having been satisfied or complied with).

European Commission clearance

4.	Insofar as the Acquisition falls within the scope of Council Regulation (EC) 139/2004 (the EUMR), closing shall be conditional upon:

(a)	either:

(i)

the European Commission adopting and formally notifying to the parties, or having been deemed under the EUMR or Protocol 24 to the European Economic Area Agreement (the EEA Agreement) to have adopted, all decisions and approvals necessary to allow closing of the Acquisition (and, to the extent relevant, all conditions or obligations contained in such decisions and approvals necessary to allow closing of the Acquisition having been satisfied or complied with); or

(ii)

in the event that all or any part of the Acquisition is referred, or is deemed under the EUMR or Protocol 24 of the EEA Agreement to have been referred, by the European Commission to the competent authorities of one or more EU Member State or EFTA State:

(A)

all such competent authorities adopting, or having been deemed under relevant laws to have adopted, all decisions and approvals necessary to allow closing of the Acquisition (and, to the extent relevant, all conditions contained in such decisions and approvals necessary to allow closing of the Acquisition having been satisfied or complied with) or any waiting periods applicable to the Acquisition otherwise having expired or been terminated; and

(B)	Condition 4(a)(i) above being satisfied in respect of all parts of the Acquisition not so referred; and

(b)

in the event that any EU Member State or EFTA State has indicated that it is considering whether, or intends, to take measures in relation to the Acquisition to protect legitimate interests pursuant to Article 21(4) of the EUMR or Article 7 of Protocol 24 of the EEA Agreement, all such EU Member States and EFTA States adopting, or having been deemed under relevant laws to have adopted, all decisions and approvals necessary to allow closing of the Acquisition (and, to the extent relevant, all conditions contained in such decisions and approvals necessary to allow closing of the Acquisition having been satisfied or complied with).

United States Hart Scott Rodino clearance

5.

(a)

all filings having been made and all or any applicable waiting periods (including any extensions thereof or any timing agreements with the United States antitrust authorities) under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition, or any matters arising from the Acquisition; and

(b)

no law, injunction (whether temporary, preliminary or permanent), or legal order having been enacted, entered, promulgated or enforced by any United States antitrust authority of competent jurisdiction which prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Acquisition.

Australia ACCC clearance

6.

Insofar as a filing is considered necessary or appropriate by Parker, Parker having received notice in writing from the Australian Competition and Consumer Commission (ACCC) that it does not intend to investigate further, or has no objection to, and does not intend to take any action to prevent or oppose the Acquisition (including where subject to the implementation of conditions).

Brazil CADE clearance

7.

Insofar as the Acquisition triggers a mandatory filing requirement, the Administrative Council for Economic Defense of Brazil (CADE) having approved the consummation of the Acquisition either by means of:

(a)

a final clearance decision issued by CADE’s Superintendence-General, and the expiration of the 15-day waiting period with no third party appeals or request for further review by CADE’s Administrative Tribunal for Economic Defense;

(b)	a final clearance decision issued by CADE’s Administrative Tribunal for Economic Defense, subject to the implementation of conditions agreed with CADE (if applicable); or

(c)

the expiration of the formal review period provided for under article 88, paragraphs 2 and 9, of the Brazilian competition law No 12529 of 30 November 2011, without a final decision being made by CADE.

China SAMR clearance

8.

Insofar as the Acquisition triggers a mandatory filing requirement, a filing having been made to and accepted by the State Administration for Market Regulation (SAMR) pursuant to the Anti-Monopoly Law and SAMR having issued a formal notice confirming that it will not conduct further review of the Acquisition or allowing the Acquisition to proceed with or without conditions, or all applicable waiting periods under the Anti-Monopoly Law in respect of the review of the Acquisition having expired.

Mexico Competition Authority clearance

9.

Insofar as the Acquisition triggers a mandatory filing requirement, the Mexican Competition Authority having cleared the Acquisition, whether unconditionally pursuant to Article 90 of the Mexican Federal Economic Competition Law or subject to conditions pursuant to Articles 90 and 91 of the Mexican Federal Economic Competition Law, or the Mexican Competition Authority not having issued a decision within the required deadlines, with the consequence of deeming the Acquisition as authorized pursuant to Article 90 of the Mexican Federal Economic Competition Law.

Turkey TCA clearance

10.

Insofar as the Acquisition triggers a mandatory filing requirement, pursuant to Law No. 4054 on the Protection of Competition (Law No. 4054) and Communiqué No. 2010/4 on Mergers and Acquisitions Subject to the Approval of the Competition Board:

(a)

the Turkish Competition Board (Rekabet Kurulu), the competent decision-making organ of the Turkish Competition Authority (Türk Rekabet Kurumu) having declined jurisdiction over the Acquisition or approved the Acquisition conditionally or unconditionally; or

(b)	the applicable waiting period having expired pursuant to Article 10(2) of the Law No. 4054.

Other national security and foreign investment clearances

Australia

11.	Insofar as a filing is considered necessary by Parker, the occurrence of one of the following events:

(a)

Parker receiving a written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), by or on behalf of the Treasurer of the Commonwealth of Australia stating, or to the effect that, that the Commonwealth Government does not object to the Acquisition, with or without imposing conditions; or

(b)

it having been determined by Parker that the Acquisition is not a significant action, a notifiable action or a notifiable national security action under FATA and, to the extent that any notification has already been made under the FATA in connection with the Acquisition, such notification having been withdrawn; or

(c)	the Treasurer of the Commonwealth of Australia becoming precluded from making an order under Division 2 of Part 3 of FATA in relation to the Acquisition under the FATA; or

(d)

if an interim order is made under the FATA in respect of the Acquisition, the subsequent period for making a final order prohibiting the transactions contemplated by this announcement elapsing without a final order being made.

Denmark

12.

Insofar as a filing is considered necessary by Parker), obtaining Danish FDI clearance by means of a decision of the Danish Business Authority under Act no. 842 of 10 May 2021, Act on screening of certain foreign direct investments etc. in Denmark or the Ministry of Justice under the Consolidated Act no. 1004 of 22 October 2012, Consolidated Act on War Material etc or any other office, department or branch of the Danish State competent to issue and release the clearance under the Danish FDI Regulation stating that:

(a)	the Acquisition does not fall within the scope of the Danish FDI Regulation; or

(b)	the Acquisition is expressly approved without any requirements, measures and/or conditions to be complied with; or

(c)	the Acquisition is expressly approved with the imposition of requirements and conditions.

France

13.

Insofar as a filing is considered necessary by Parker, obtaining French foreign investment clearance for the Acquisition pursuant to Articles L. 151-3 and R. 151-1 et seq. of the French Monetary and Financial Code, by means of the French Ministry of the Economy having:

(a)	issued a decision stating that the Acquisition does not fall within the scope of the French foreign investment regulation; or

(b)	expressly approved the Acquisition without any requirements, measures and/or conditions to be complied with; or

(iii)	expressly approved the Acquisition with the imposition of requirements and conditions.

Germany

14.

Insofar as a filing under the German AWG is necessary or considered appropriate by Parker, the Acquisition not having been prohibited according to sec. 4 para. 1 no. 4, sec. 5 para. 2 of the German Foreign Trade Act (Außenwirtschaftsgesetz – AWG) in conjunction with sec. 59 or sec. 62 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung – AWV). This condition shall be deemed satisfied if the German Federal Ministry for Economic Affairs and Energy (Bundeswirtschaftsministerium – BMWi) has:

(a)

granted a Certificate of non-objection (Unbedenklichkeitsbescheinigung) in accordance with sec. 58 para. 1 sentence 1 AWV or issued a clearance decision (Freigabe) in accordance with sec. 58a or sec. 61 AWV or otherwise informed Parker that it will not initiate formal proceedings (Prüfverfahren) within the two months’ time period specified in sec 14a para. 1 no. 1 AWG; or

(b)	informed Parker in writing, after initiating formal proceedings (Prüfverfahren), that the Acquisition will not be prohibited or does not meet the requirements for a prohibition; or

(c)

not prohibited the Acquisition, after initiating formal proceedings (Prüfverfahren), within the four months’ time period specified in sec. 14a para. 1 no. 2 AWG, as possibly extended pursuant to sec. 14a paras. 4, 5 and 6 AWG; or

(d)	declared in writing that the Acquisition can be closed without having obtained prior approval from the German Federal Ministry for Economic Affairs and Energy.

Italy

15.	Insofar as a filing is necessary or considered appropriate by Parker, obtaining Italian FDI clearance, by means of, alternatively, either:

(a)

a decision of the Italian FDI Authority stating that: (i) the Acquisition does not fall within the scope of the Italian FDI Regulation; or (ii) the Acquisition is expressly approved without any requirements, measures and/or conditions to be complied with; or (iii) the Acquisition is expressly approved with the imposition of requirements and conditions; or

(b)

the expiration of all the applicable statutory periods for the issuance by the Italian FDI Authority of an express decision on the Acquisition pursuant to the Italian FDI Regulation, that is qualified as tacit approval of the Acquisition under the Italian FDI Regulation.

UK

16.	To the extent that the NS&I Act commences prior to the Effective Date and a mandatory and suspensory notification is required under that Act, a notification having been accepted and:

(a)	the Secretary of State confirming before the end of the review period that no further action will be taken in relation to the Acquisition; or

(b)

if the Secretary of State issues a call-in notice in relation to the Acquisition, the parties receiving a final notification containing confirmation that the Secretary of State will take no further action in relation to the call-in notice and the Acquisition under the NS&I Act; or

(c)

the Secretary of State making a final order in relation to the Acquisition (and, to the extent relevant, all conditions or obligations contained in such an order necessary for completion of the Acquisition having been satisfied or complied with).

Other

17.

To the extent that any new or amended public interest, foreign investment or national security laws, rules or regulations become effective before the Effective Date, and such laws, rules or regulations apply to the Acquisition, all mandatory and suspensory approvals as are legally required, or in the reasonable opinion of Parker advisable, pursuant to such laws, rules or regulations to permit the Acquisition to occur having been obtained.

General Third Party official authorisations and regulatory clearances

18.

Excluding filings, applications, obligations, notifications, waiting and other time periods, and clearances relating to those antitrust, merger control or national security or foreign investment screening referred to in paragraphs 3 to 17, all notifications to and filings with, Third Parties which are necessary or considered appropriate by Parker having been made, all appropriate or necessary waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Acquisition or the acquisition of any shares or other securities in, or control or management of, Meggitt or any other member of the Wider Meggitt Group by any member of the Wider Parker Group or the carrying on by any member of the Wider Meggitt Group of any material aspect of its business.

19.

No Third Party having intervened (other than any Third Party having intervened in respect of those antitrust, merger control or national security or foreign investment screening referred to in paragraphs 3 to 17, in respect of which those aforementioned paragraphs shall apply) and there not continuing to be outstanding any statute, regulation or order of any Third Party (other than any statute, regulation or order of any Third Party relating to those antitrust or merger control or national security or foreign investment screening referred to in paragraphs 3 to 17, in respect of which those aforementioned paragraphs shall apply) in each case which would or would reasonably be expected to:

(a)

make the Scheme or the Acquisition or, in each case, its implementation or the acquisition by Parker or any member of the Wider Parker Group of any shares or other securities in, or control or management of, Meggitt or any member of the Wider Meggitt Group void, illegal or unenforceable in any jurisdiction, or otherwise directly or indirectly materially restrain, prevent, prohibit, restrict or delay the same or impose additional material conditions or obligations with respect to the Scheme or the Acquisition or such acquisition, or otherwise materially impede, challenge or interfere with the Scheme or Acquisition or such acquisition, or require material amendment to the terms of the Scheme or Acquisition or the acquisition of any Meggitt Shares or the acquisition of control or management of Meggitt or the Wider Meggitt Group by Parker or any member of the Parker Group;

(b)

materially limit or delay, or impose any material limitations on, the ability of any member of the Wider Parker Group or any member of the Wider Meggitt Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities in, or to exercise voting or management control over, any member of the Wider Meggitt Group or any member of the Wider Parker Group;

(c)

require, prevent or materially delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Parker Group of any shares or other securities in any member of the Meggitt Group;

(d)

require, prevent or materially delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Parker Group or by any member of the Wider Meggitt Group of all or a material part of their respective businesses, assets or properties or materially limit the ability of any of them to conduct any of their respective businesses or to own or control any of their respective assets or properties or any part thereof;

(e)

except pursuant to the implementation of the Acquisition or, if applicable, sections 974 to 991 of the Companies Act, require any member of the Wider Parker Group or of the Wider Meggitt Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of either group owned by any third party;

(f)

materially adversely limit the ability of any member of the Wider Parker Group or of the Wider Meggitt Group to conduct or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Parker Group or of the Wider Meggitt Group;

(g)	result in any member of the Wider Meggitt Group or the Wider Parker Group ceasing to be able to carry on business under any name under which it presently does so; or

(h)	otherwise materially adversely affect any or all of the business, assets, profits, financial or trading position or prospects of any member of the Wider Meggitt Group or of the Wider Parker Group,

and all applicable waiting and other time periods during which any Third Party could intervene under the laws of any relevant jurisdiction having expired, lapsed or been terminated.

20.

All Authorisations which are necessary in any relevant jurisdiction for or in respect of the Scheme or Acquisition or the acquisition of any shares or other securities in, or control or management of, Meggitt or any other member of the Wider Meggitt Group by any member of the Wider Parker Group or the carrying on by any member of the Wider Meggitt Group of its business having been obtained from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Meggitt Group has entered into contractual arrangements in each case where the absence of such Authorisation would have a material adverse effect on the Meggitt Group taken as a whole and all such Authorisations remaining in full force and effect and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same.

Certain matters arising as a result of any arrangement, agreement etc.

21.

Except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Meggitt Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject, which, in each case as a consequence of the Scheme or Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, Meggitt or any other member of the Wider Meggitt Group by any member of the Wider Parker Group or otherwise, would or would reasonably be expected to result in, (in any case to an extent which is or would be material and adverse in the context of the Wider Meggitt Group taken as a whole):

(a)

any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any such member of the Wider Meggitt Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated maturity date or repayment date or the ability of any such member of the Wider Meggitt Group to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(b)

other than in the ordinary course of business, the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any such member of the Wider Meggitt Group;

(c)

any such arrangement, agreement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any such member of the Wider Meggitt Group thereunder, being terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(d)

any asset or interest of any such member of the Wider Meggitt Group being or falling to be disposed of or charged or ceasing to be available to any such member of the Wider Meggitt Group or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to any such member of the Wider Meggitt Group otherwise than in the ordinary course of business;

(e)	any such member of the Wider Meggitt Group ceasing to be able to carry on business under any name under which it presently does so;

(f)	the creation of material liabilities (actual or contingent) by any such member of the Wider Meggitt Group other than trade creditors or other liabilities incurred in the ordinary course of business;

(g)

the rights, liabilities, obligations or interests of any such member of the Wider Meggitt Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated or adversely modified or adversely affected; or

(h)

the financial or trading position or the value of any member of the Wider Meggitt Group being prejudiced or adversely affected, and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, would reasonably be expected to result in any of the events or circumstances which are referred to in paragraphs (a) to (h) of this Condition 21 occurring, in any case to an extent which is or would be material and adverse in the context of the Meggitt Group taken as a whole.

22.	Since 31 December 2020 and except as Disclosed, no member of the Wider Meggitt Group having:

(a)

issued or agreed to issue, or authorised the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold any shares out of treasury, in each case other than as between Meggitt and wholly-owned subsidiaries of Meggitt and/or on the exercise of options or vesting of awards granted in the ordinary course under or in connection with the Meggitt Share Schemes;

(b)

purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital, in each case to an extent which (other than in the case of Meggitt) is material in the context of the Meggitt Group taken as a whole;

(c)	recommended, declared, paid or made any dividend or other distribution whether payable in cash or otherwise or made any bonus issue (other than to Meggitt or a wholly-owned subsidiary of Meggitt);

(d)

save for intra-Meggitt Group transactions, made or authorised any change in its loan capital (other than in connection with ordinary course financing arrangements) in any case to an extent which is material and adverse in the context of the Meggitt Group taken as a whole;

(e)

other than pursuant to the Acquisition (and except for any transactions in the ordinary course of business or between Meggitt and its wholly-owned subsidiaries or between such wholly-owned subsidiaries) merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged, charged or created any security interest over any assets or any right, title or interest in any assets (including shares in any undertaking) or authorised the same (in each case to an extent which is material in the context of the Meggitt Group taken as a whole);

(f)

except in the ordinary course of business or except as between Meggitt and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, issued or authorised the issue of, or made any change in or to, any debentures or incurred or increased any indebtedness or liability (actual or contingent) which in any case is material and adverse in the context of the Meggitt Group taken as a whole;

(g)	entered into, varied, or authorised any material agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(i)

is of a long term, onerous or unusual nature or magnitude or which would or would be reasonably expected to involve an obligation of such nature or magnitude (save in the ordinary course of business); or

(ii)	would or would reasonably be likely to restrict the business of any member of the Wider Meggitt Group other than to a nature and extent which is normal in the context of the business concerned,

and, in either case, which is or would reasonably be expected to be material in the context of the Wider Meggitt Group taken as a whole.

(h)

entered into or materially varied the terms of, any contract, agreement or arrangement with any of the directors or senior executives of any member of the Wider Meggitt Group which is material and adverse in the context of the Wider Meggitt Group taken as a whole;

(i)

(other than in respect of a member which is dormant or which is solvent at the relevant time) taken any corporate action or had any legal proceedings instituted or threatened against it, or petition presented or order made, for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction which in any case is material in the context of the Wider Meggitt Group taken as a whole;

(j)

been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in any case with a material adverse effect on the Wider Meggitt Group taken as a whole;

(k)

other than claims between Meggitt and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, waived or compromised any claim, otherwise than in the ordinary course of business, which is material in the context of the Wider Meggitt Group taken as a whole;

(l)	other than in connection with the Scheme, made any alteration to its memorandum or articles of association which is material in the context of the Acquisition;

(m)	(except in relation to changes made or agreed as a result of, or arising from, applicable law or changes to applicable law) made or agreed or consented to:

(i)	any material change:

(A)	to the terms of the trust deeds constituting the pension scheme(s) established for its directors, employees or their dependants; or

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder; or

(C)	the basis on which qualification for, or accrual or entitlement to such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) or such pension schemes are funded, valued or made; or

in each case, which has or would reasonably be expected to have an effect that is material in the context of the Wider Meggitt Group taken as a whole; or

(ii)	any non-ordinary course change to the trustees of the pension scheme(s) including the appointment of a trust corporation;

(n)

(other than pursuant to the directors’ remuneration policy approved by Meggitt Shareholders at the annual general meeting of Meggitt held on 29 April 2021) proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Meggitt Group in a manner which is material in the context of the Meggitt Group taken as a whole, other than in accordance with the terms of the Acquisition or as agreed by the Panel or Parker; or

(o)

entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this Condition 22.

No adverse change, litigation or regulatory enquiry

23.	Since 31 December 2020 and except as Disclosed:

(a)

there having been no adverse change or deterioration in the business, assets, financial or trading positions or profit or prospects of any member of the Wider Meggitt Group which in any case is material and adverse in the context of the Meggitt Group taken as a whole;

(b)

no contingent or other liability of any member of the Wider Meggitt Group having arisen or become apparent or increased other than in the ordinary course of business which in any case is material and adverse in the context of the Wider Meggitt Group taken as a whole;

(c)

(other than as a result of or in connection with the Acquisition) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Meggitt Group is or may become a party (whether as plaintiff, defendant or otherwise) having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider Meggitt Group which in any case is or would reasonably be expected to have a material adverse effect in the context of the Wider Meggitt Group taken as a whole;

(d)

(other than as a result of or in connection with the Acquisition) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Wider Meggitt Group which in any case would reasonably be expected to have an adverse effect that is material in the context of the Meggitt Group taken as a whole;

(e)

on or after the date of this announcement, and other than with the consent of Parker, no action having been taken or proposed by any member of the Wider Meggitt Group, or having been approved by Meggitt Shareholders, which requires or would require the approval of Meggitt Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code; or

(f)	no member of the Wider Meggitt Group having conducted its business in breach of any applicable laws and regulations which in any case is material in the context of the Meggitt Group taken as a whole.

No discovery of certain matters

24.	Except as Disclosed, Parker not having discovered:

(a)

that any financial or business or other information concerning the Wider Meggitt Group disclosed at any time by or on behalf of any member of the Wider Meggitt Group, whether publicly, to any member of the Wider Parker Group or otherwise, is materially misleading or contains any material misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before 2 August 2021 by disclosure either publicly or otherwise to Parker, in each case to an extent which is material in the context of the Wider Meggitt Group taken as a whole;

(b)	that any member of the Wider Meggitt Group is subject to any liability (actual or contingent) which in any case is material in the context of the Wider Meggitt Group taken as a whole;

(c)

any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Meggitt Group and which is material in the context of the Wider Meggitt Group taken as a whole;

(d)

that any past or present member of the Wider Meggitt Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any human, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not this constituted a non-compliance by any person with any legislation or regulations and wherever the same may have taken place) which, in any case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Meggitt Group which in any case is material in the context of the Meggitt Group taken as a whole; or

(e)

that there is, or is reasonably likely to be, any material liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Meggitt Group or any other property or any controlled waters under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant authority or third party or otherwise which in any case is material in the context of the Meggitt Group taken as a whole.

Anti-corruption, sanctions and criminal property

25.	Parker not having discovered other than Disclosed that:

(a)

(i) any past or present member, director, officer or employee of the Wider Meggitt Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or (ii) any person that performs or has performed services for or on behalf of the Wider Meggitt Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation; or

(b)

to an extent which is or would reasonably be expected to be material in the context of the Wider Meggitt group taken as a whole, any asset of any member of the Wider Meggitt Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition); or

(c)

any past or present member, director, officer or employee of the Meggitt Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (i) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HM Treasury & Customs; or (ii) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states, which in each case would cause any member of Meggitt Group to be in breach of any economic sanctions laws applicable to the Meggitt Group; or

(d)

a member of the Meggitt Group has engaged in any transaction which would cause the Meggitt Group to be in breach of any law or regulation prior to completion of the Acquisition, including the economic sanctions of the United States Office of Foreign Assets Control, or HM Treasury & Customs, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states.

For the purpose of these Conditions:

(i)

“Third Party” means any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, authority, court, trade agency, association, institution or professional or environmental body in any relevant jurisdiction, including, for the avoidance of doubt, the Panel;

(ii)

a Third Party shall be regarded as having “intervened” if it has decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and “intervene” shall be construed accordingly; and

(iii)

“Authorisations” means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licenses, clearances, provisions and approvals, in each case, of a Third Party.

B.	Waiver and invocation of the Conditions

1.

Subject to the requirements of the Panel, Parker reserves the right in its sole discretion to waive in whole or in part, all or any of the Conditions set out in Part A above, except Conditions 2(a)(i), 2(b)(i) and 2(c)(i) which cannot be waived. If any of Conditions 2(a)(ii), 2(b)(ii) or 2(c)(ii) is not satisfied by the relevant deadline specified in the relevant Condition, Parker shall make an announcement by 8.00 a.m. on the business day following such deadline confirming whether it has invoked the relevant Condition, waived the relevant deadlines or agreed with Meggitt to extend the relevant deadline.

2.

Parker shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of Conditions set out in paragraphs 3 to 25 in Part A above by a date earlier than the latest date for the fulfilment of that Condition, notwithstanding that the other Conditions may at an earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any Condition may not be capable of fulfilment.

3.

Under Rule 13.5(a) of the Code and subject to paragraph 4, Parker may only invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn with the consent of the Panel. The Panel will normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to Parker in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise.

4.

Conditions 2(a)(i), 2(b)(i) and 2(c)(i) of Part A of this Appendix 1 (and any Takeover Offer acceptance condition adopted on the basis specified in Part C of this Appendix 1) are not subject to Rule 13.5(a) of the Code.

5.	Any Condition that is subject to Rule 13.5(a) of the Code may be waived by Parker.

6.

The Scheme will not become effective unless the Conditions have been fulfilled or (to the extent capable of waiver) waived or, where appropriate, have been determined by Parker to be or remain satisfied by no later than the Long-Stop Date.

7.

If the Panel requires Parker to make an offer or offers for any Meggitt Shares under the provisions of Rule 9 of the Code, Parker may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.

8.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

C.	Implementation by way of Takeover Offer

Parker reserves the right to elect (with the consent of the Panel and subject to and in accordance with the terms of the Cooperation Agreement) to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. In such event, such Takeover Offer will be implemented on the same terms and conditions, so far as applicable and subject to and in accordance with the terms of the Cooperation Agreement, as those which would apply to the Scheme subject to appropriate amendments, including the inclusion of an acceptance condition set at 75 per cent. of the Meggitt Shares (or such other lower percentage as Parker may, subject to the rules of the Code and the terms of the Cooperation Agreement and with the consent of the Panel, decide). In the event that the Acquisition is implemented by way of a Takeover Offer, the acceptance condition shall not be capable of being satisfied until all of the other conditions to the Takeover Offer have been either satisfied or (if capable of waiver) waived.

D.	Certain further terms of the Acquisition

1.

Meggitt Shares will be acquired by Parker fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them as at the Effective Date, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, paid or payable, or any other return of capital or value made, on or after Effective Date.

2.

If, on or after the date of this announcement, any dividend and/or other distribution and/or other return of capital or value is declared, made or paid or becomes payable in respect of the Meggitt Shares, Parker reserves the right (without prejudice to any right of Parker, with the consent of the Panel, to invoke Condition 22(c) in Part A of this Appendix 1 to reduce the consideration payable under the terms of the Acquisition for the Meggitt Shares by an amount up to the amount of such dividend and/or distribution and/or return of capital or value, in which case any reference in this announcement or in the Scheme Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced. In such circumstances, Meggitt Shareholders would be entitled to retain any such dividend and/or other distribution and/or return of capital or value. Any exercise by Parker of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition. To the extent that any such dividend and/or distribution and/or other return of capital or value is declared, made or paid or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles Parker to receive the dividend and/or distribution and/or other return of capital or value and to retain it; or (ii) cancelled, the consideration payable under the terms of the Acquisition will not be subject to change in accordance with this paragraph.

3.

The Acquisition will be subject, inter alia, to the Conditions and certain further terms which are set out in this Appendix 1 and to the full terms and conditions which will be set out in the Scheme Document and such further terms as may be required to comply with the Listing Rules and the provisions of the Code.

4.

This announcement and any rights or liabilities arising hereunder are, and the Acquisition, the Scheme, and any proxies will be, governed by English law and will be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA and the Listing Rules.

Appendix 2

Bases and Sources

In this announcement, unless otherwise stated or the context otherwise requires, the following bases and sources have been used.

1.

The financial information on Parker is extracted (without material adjustment) from Parker’s Annual Report and Accounts for the year ended 30 June 2020, from Parker’s results for the three months ended 31 March 2021 and from Parker’s internal records.

2.

The financial information on Meggitt is extracted (without material adjustment) from Meggitt’s Annual Report and Accounts for the year ended 31 December 2020 and from the announcement of Meggitt’s interim results for the six months ended 30 June 2021.

3.

The value attributed to the existing issued and to be issued ordinary share capital of Meggitt is based upon the 781,381,883 Meggitt Shares in issue on 30 July 2021 (except for the 9,859 Meggitt Shares held as treasury shares on such date) and the 8,957,944 Meggitt Shares which are the subject of share-settled options and awards outstanding on 30 July 2021 and those expected to be granted prior to 31 December 2021, offset by 1,782,457 Meggitt Shares held in Meggitt’s employee benefit trust.

4.

The implied US GAAP Enterprise Value for Meggitt of £7.1 billion incorporates the value attributed to the existing issued and to be issued ordinary share capital of Meggitt set out under paragraph 3, plus total bank and other borrowings of £798.0 million, plus retirement benefit obligations relating to Meggitt’s pension and healthcare schemes of £201.1 million (adjusted for an estimated effective tax rate of 22.0 per cent., resulting in estimated tax-adjusted retirement benefit obligations relating to Meggitt’s pension and healthcare schemes of £156.9 million), less cash and cash equivalents of £139.3 million, less investments of £19.8 million.

5.	The implied IFRS Enterprise Value for Meggitt of £7.3 billion incorporates the US GAAP Enterprise Value set out under paragraph 4, plus total lease liabilities of £163.9 million.

6.

Meggitt’s US GAAP EBITDA of £240.6 million for the financial year ended 31 December 2020 is calculated as Meggitt’s Underlying EBITDA of £296.9 million, less capitalised R&D development costs of £41.4 million, less capitalised programme participation costs of £1.6 million, less depreciation charges for right-of-use assets in respect of Meggitt’s lease liabilities of £16.0 million, plus administrative expenses borne directly by Meggitt in relation to Meggitt’s defined benefit pension schemes of £2.6 million, plus past service costs of £0.1 million.

7.

The implied multiple of Meggitt’s US GAAP Enterprise Value to Meggitt’s US GAAP EBITDA of 16.3x is calculated with reference to the US GAAP Enterprise Value set out under paragraph 4, divided by US GAAP EBITDA of £436.8 million, calculated as Meggitt’s Underlying EBITDA of £507.3 million, less capitalised R&D development costs of £54.7 million, less capitalised programme participation costs of £2.0 million, less depreciation charges for right-of-use assets in respect of Meggitt’s lease liabilities of £16.5 million, plus administrative expenses borne directly by Meggitt in relation to Meggitt’s defined benefit pension schemes of £2.7 million.

8.

The implied multiple of Meggitt’s US GAAP Enterprise Value to Meggitt’s US GAAP EBITDA (including estimated pre-tax synergies of £216 million) of 10.9x is calculated with reference to the US GAAP Enterprise Value set out under paragraph 5, divided by US GAAP EBITDA of £652.6 million, calculated as Meggitt’s Underlying EBITDA of £507.3 million, less capitalised R&D development costs of £54.7 million, less capitalised programme participation costs of £2.0 million, less depreciation charges for right-of-use assets in respect of Meggitt’s lease liabilities of £16.5 million, plus administrative expenses borne directly by Meggitt in relation to Meggitt’s defined benefit pension schemes of £2.7 million, plus estimated pre-tax synergies of £215.8 million (based on estimated pre-tax synergies of $300.0 million).

9.

The implied multiple of Meggitt’s IFRS Enterprise Value to Meggitt’s IFRS EBITDA of 24.5x is calculated with reference to the IFRS Enterprise Value set out under paragraph 5, divided by IFRS EBITDA of £296.9 million.

10.

ROIC is calculated as Parker’s expected Net Operating Profit After Tax attributable to Meggitt, including the after-tax impact of expected synergies and costs to achieve, divided by the US GAAP Enterprise Value set out under paragraph 4.

11.	Unless otherwise stated, all market prices for Meggitt Shares are derived from information published by the London Stock Exchange and represent Closing Prices on the relevant date(s).

12.	The conversion of all figures originally reported in Pounds Sterling into U.S. Dollars has been calculated at an exchange rate of 1.3900, derived from Bloomberg on 30 July 2021.

13.	The conversion of all figures originally reported in U.S. Dollars into Pounds Sterling has been calculated at an exchange rate of 0.7194, derived from Bloomberg on 30 July 2021.

14.	The referenced volume weighted average prices are derived from Bloomberg and refer to trading on the London Stock Exchange only.

15.	Certain figures in this announcement have been subject to rounding adjustments.

Appendix 3

Details of Irrevocable Undertakings

The directors of Meggitt have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting in relation to the following Meggitt Shares:

Name	Number of Meggitt Shares	Percentage of issued ordinary share capital of Meggitt
Sir Nigel Rudd	250,000	0.03
Colin Day	76,937	0.01
Tony Wood	47,204	0.01
Guy Berruyer	13,000	0.00
Louisa Burdett	8,628	0.00
Alison Goligher	6,000	0.00
Caroline Silver	5,000	0.00
Guy Hachey	3,000	0.00
Nancy Gioia	NIL	0.00
Total	409,769	0.05

In view of the nature of the arrangements governing:

•	Guy Berruyer’s holding of a further 25,000 Meggitt Shares beyond those Meggitt Shares set against his name above; and

•	Nancy Gioia’s holding of 3,188 Meggitt Shares,

(such Meggitt Shares, the Additional Meggitt Shares), under the terms of the irrevocable undertakings given by Guy Berruyer and Nancy Gioia, Guy Berruyer and Nancy Gioia have each undertaken to use their reasonable endeavours to procure that their respective holdings of Additional Meggitt Shares are voted in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting.

The obligations of the directors of Meggitt under the irrevocable undertakings shall lapse and cease to have effect on and from the earlier of the following occurrences:

•	if the Scheme Document is not despatched to Meggitt Shareholders within 28 days (or such longer period as may be permitted by the Panel) after the date of this announcement;

•

Parker announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Takeover Offer or Scheme is announced in accordance with Rule 2.7 of the Code at the same time;

•

if the Takeover Offer or Scheme lapses or is withdrawn and no new, revised or replacement Takeover Offer or Scheme has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, at the same time; or

•	any competing offer for the entire issued and to be issue share capital of Meggitt becomes or is declared wholly unconditional or, if proceeding by way of a scheme of arrangement, becomes effective.

Appendix 4

Definitions

The following definitions apply throughout this announcement unless the context requires otherwise.

“£”, “Sterling”, “Pounds Sterling” “pence” or “p”	the lawful currency of the United Kingdom

“$” “US$” or “U.S Dollars”	the lawful currency of the United States

“ACCC”	the Australian Competition and Consumer Commission

“Acquisition”	the acquisition of the entire issued and to be issued share capital of Meggitt by Parker (other than Meggitt Shares already held by Parker, if any) to be implemented by way of the Scheme or (should Parker so elect, subject to the terms of the Cooperation Agreement and the consent of the Panel) by way of the Takeover Offer and, where the context admits, any subsequent revision, variation, extension or renewal thereof

“Additional Meggitt Shares”	has the meaning given to such term in Appendix 3

“Articles”	the articles of association of Meggitt from time to time

“BofA Securities”	Merrill Lynch International

“Bridge Facility”	the term loan bridge facility referred to in paragraph 11

“business day”	a day (other than a Saturday, Sunday or public holiday in London or New York) on which banks are open for general commercial business in London and New York

“CADE”	the Administrative Council for Economic Defense of Brazil

“Citi”	Citigroup Global Markets Limited

“CJDA”	the agreement dated 1 July 2021 between Parker and Meggitt and their respective legal counsel as described in paragraph 13

“Clean Team Agreement”	the agreement dated 7 July 2021 between Parker and Meggitt as described in paragraph 13

“Closing Price”	the closing middle market price of a Meggitt Share as derived from the Daily Official List of the London Stock Exchange

“CMA”	the Competition and Markets Authority

“Code”	the City Code on Takeovers and Mergers, as amended from time to time

“Combined Group”	the enlarged group following completion of the Acquisition, comprising the Parker Group and the Meggitt Group

“Companies Act”	the Companies Act 2006

“Conditions”	the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to this announcement and to be set out in the Scheme Document

“Confidentiality Agreement”	the agreement dated 1 July 2021 between Parker and Meggitt as described in paragraph 13

“Cooperation Agreement”	the agreement dated 2 August 2021 between Parker and Meggitt as described in paragraph 13

“Court”	the High Court of Justice of England and Wales

“Court Meeting”	the meeting(s) of the Scheme Shareholders (or of any class or classes thereof) to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment, postponement or reconvening thereof

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) (including as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such Regulations) in accordance with which securities may be held and transferred in uncertificated form

“Daily Official List”	the daily official list published by the London Stock Exchange

“Danish FDI Regulation”	collectively, Act no. 842 of 10 May 2021, Act on screening of certain foreign direct investments etc. in Denmark (Investment Screening Act), and Consolidated Act no. 1004 of 22 October 2012, Consolidated Act on War Material etc

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer

“Disclosed”	information which has been: (i) disclosed by or on behalf of Meggitt in the annual report and accounts of the Meggitt Group for the 12 month period to 31 December 2020; (ii) disclosed by or on behalf of Meggitt in the interim results announcement for the six month period to 30 June 2021; (iii) disclosed by or on behalf of Meggitt in this announcement; (iv) disclosed in any other public announcement by, or on behalf of, Meggitt in accordance with the Listing Rules, Disclosure Guidance and Transparency Rules of the FCA (as applicable) or otherwise made via a Regulatory Information Service prior to the date of this announcement; or (v) fairly disclosed prior to the date of this announcement by or on behalf of Meggitt to Parker (or its respective officers, employees, agents or advisers in their capacity as such) including, without limitation, in the virtual data room operated by or on behalf of Meggitt in respect of the Acquisition; or (vi) otherwise fairly disclosed to Parker (or its officers, employees, agents or advisers) prior to the date of this announcement

“Disclosure Guidance and Transparency Rules”	the disclosure guidance and transparency rules made by the FCA and forming part of the FCA’s handbook of rules and guidance, as amended from time to time

“EEA Agreement”	has the meaning given in Condition 4(a)(i)

“Effective Date”	the date upon which either: (i) the Scheme becomes effective in accordance with its terms; or (ii) if Parker (subject to the consent of the Panel and to the terms of the Cooperation Agreement) elects to implement the Acquisition by way of a Takeover Offer, the date on which the Takeover Offer becomes unconditional

“EFTA State”	one of the member states of the European Free Trade Association from time to time

“EU Member State”	one of the member states of the European Union from time to time

“EUMR”	has the meaning given to such term in Condition 4

“Excluded Shares”	(i) any Meggitt Shares beneficially owned by Parker or any other member of the Parker Group; and (ii) any Meggitt shares held in treasury by Meggitt in each case, immediately prior to the Scheme Record Time

“FATA”	the Foreign Acquisitions and Takeovers Act 1975 (Cth)

“FCA”	the Financial Conduct Authority of the United Kingdom, acting in its capacity as the competent authority for the purposes of FSMA

“Forms of Proxy”	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

“FSMA”	the Financial Services and Markets Act 2000

“General Meeting”	the general meeting of Meggitt to be convened in connection with the Scheme to consider and, if thought fit, approve the Resolutions (with or without amendment), notice of which will be set out in the Scheme Document, including any adjournment, postponement or reconvening thereof

“Groups”	the Parker Group and the Meggitt Group

“HM Government”	the government of the United Kingdom of Great Britain and Northern Ireland

“Italian FDI Authority”	the Presidency of the Italian Council of Ministries (“Presidenza del Consiglio dei Ministri”) or any other office, department or branch of the Italian Government competent to issue and release the clearance under the Italian FDI Regulation

“Italian FDI Regulation”	collectively, Law Decree no. 21 of 15 March 2012 (converted with amendments into Law no. 56 of 11 May 2012), Law Decree no. 148 of 16 October 2017 (converted into Law no. 172 of 4 December 2017), Law Decree no. 105 of 21 September 2019 (converted into Law no. 133 of 18 November 2019), Regulation (EU) no. 2019/452 (in each case as subsequently amended and restated from time to time, including by, but limited to, Law Decree no. 23 of 8 April 2020 (converted with amendments by Law no. 40 of 5 July 2020)) and any rules, decrees, orders and regulations promulgated thereunder and/or applicable to the Acquisition in connection thereto

“Law No. 4054”	Law No. 4054 on the Protection of Competition

“Listing Rules”	the rules and regulations made by the FCA under FSMA, and contained in the publication of the same name

“London Stock Exchange”	London Stock Exchange plc

“Long-Stop Date”	2 February 2023 or such later date as may be agreed in writing by Parker and Meggitt (with the Panel’s consent and as the Court may approve (if such consent(s) or approval(s) is/are required))

“LTIP Awards	the awards referred to in paragraph 10 under the subheading ‘Retention Awards’

“Meggitt”	Meggitt PLC

“Meggitt Board”	the directors of Meggitt collectively

“Meggitt Group”	Meggitt and its subsidiaries and subsidiary undertakings

“Meggitt Shareholders”	the registered holders of Meggitt Shares from time to time

“Meggitt Share Schemes”	the Meggitt 2014 Long Term Incentive Plan, the Meggitt Share Incentive and Retention Plan, the Meggitt 2018 Sharesave Plan, the Meggitt plc Share Incentive Plan, the Meggitt 2005 Executive Share Option Scheme and the Meggitt 2005 Equity Participation Plan

“Meggitt Shares”	ordinary shares of five pence each in the capital of Meggitt but excluding any such shares held or which become held in treasury

“Meggitt UK DB Pension Plan”	the Meggitt defined benefit pension scheme referred to in paragraph 10 under the subheading ‘Pensions’

“Memorandum of Understanding”	the legally binding memorandum of understanding referred to in paragraph 13

“Morgan Stanley”	Morgan Stanley & Co. International plc

“NS&I Act”	the National Security and Investment Act 2021, together with its secondary legislation and associated regulatory rules

“Official List”	the official list maintained by the FCA pursuant to Part 6 of FSMA

“Other Pension Schemes”	has the meaning given to such term in paragraph 10

“Overseas Shareholders”	Meggitt Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom

“Panel”	the UK Panel on Takeovers and Mergers

“Parker”	Parker-Hannifin Corporation

“Parker Group”	Parker and its subsidiaries and subsidiary undertakings

“PRA”	the Prudential Regulation Authority

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Regulatory Information Service”	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements

“Resolutions”	the resolution(s) to be proposed at the General Meeting necessary to implement the Scheme, including, without limitation, a resolution to amend the Articles by the adoption and inclusion of a new article under which any Meggitt Shares issued or transferred after the Scheme Record Time (other than to Parker and/or its nominees) shall be automatically transferred to Parker (or as it may direct) (and, where applicable, for consideration to be paid to the transferee or to the original recipient of the Meggitt Shares so transferred or issued) on the same terms as the Acquisition (other than terms as to timings and formalities)

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Meggitt Shareholders in that jurisdiction

“Rothschild & Co”	NM Rothschild & Sons Limited

“SAMR”	the State Administration for Market Regulation

“Scheme”	the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Meggitt and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Meggitt and Parker

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme pursuant to Section 899 of the Companies Act and any adjournment, postponement or reconvening thereof

“Scheme Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act

“Scheme Document”	the document to be sent to (among others) Meggitt Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and General Meeting

“Scheme Record Time”	the time and date specified in the Scheme Document, expected to be 6.00 p.m. on the business day immediately prior to the Effective Date or such other time as Meggitt and Parker may agree

“Scheme Shareholders”	the holders of Scheme Shares

“Scheme Shares”

Meggitt Shares:

(a)   in issue as at the date of the Scheme Document;

(b)   (if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and

(c)   (if any) issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, in each case, and where the context requires, which remain in issue at the Scheme Record Time but excluding the Excluded Shares

“Scheme Voting Record Time”	the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined

“Substantial Interest”	a direct or indirect interest in 20 per cent. or more of the voting equity capital of an undertaking

“Takeover Offer”	if (subject to the consent of the Panel and subject to and in accordance with the terms of the Cooperation Agreement) Parker elects to effect the Acquisition by way of a takeover offer (as defined in Chapter 3 of Part 29 of the Companies Act), the offer to be made by or on behalf of Parker to acquire the issued and to be issued ordinary share capital of Meggitt on the terms and subject to the conditions to be set out in the related offer document (and, where the context admits, any subsequent revision, variation, extension or renewal of such offer)

“Transition Awards”	the awards referred to in paragraph 10 under the subheading ‘Retention Awards’

“treasury shares”	any ordinary shares of Meggitt held by Meggitt as treasury shares

“Trustee”	the trustee of the Meggitt UK DB Pension Plan

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“United States of America”, “United States” or “US”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia

“US Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Wider Meggitt Group”	Meggitt and the subsidiaries and subsidiary undertakings of Meggitt and associated undertakings (including any joint venture, partnership, firm or company) in which any member of the Meggitt Group and any such undertakings (aggregating their interests) have a Substantial Interest

“Wider Parker Group”	Parker and the subsidiaries and subsidiary undertakings of Parker and associated undertakings (including any joint venture, partnership, firm or company) in which any member of the Parker Group and any such undertakings (aggregating their interests) have a Substantial Interest

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “undertaking”, “associated undertaking” have the meanings given by the Companies Act.

References to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this announcement.

All references to time in this announcement are to London time unless otherwise stated.

References to the singular include the plural and vice versa.

Schedule 2

Meggitt Share Schemes and Employee Related Matters

Meggitt and Parker intend that the following arrangements and acknowledgements will, subject to the Scheme becoming effective in accordance with its terms, apply to the Meggitt Share Schemes and the Meggitt Employees.

In the event that the Acquisition is effected as a Takeover Offer, references to the date on which the Court sanctions the Scheme under section 899 of the Companies Act (the “Court Sanction Date”) and the Effective Date will be read as if they referred to the date on which the Takeover Offer becomes or is declared unconditional in all respects.

The acknowledgements in paragraphs 3-6, 8-11, 14-18, 20-21, 23-26 and 28 of Part 1 (Meggitt Share Schemes) (inclusive) and paragraphs 1, 3, 5 and 7 of Part 2 (Meggitt Employees) (inclusive) of this Schedule 2 do not impose contractual restrictions or obligations on any member of the Meggitt Group or their boards of directors.

In this Schedule 2, each of the following words and expressions shall have the following meanings:

“Awards”	has the meaning given to it in Part 1, paragraph 4(C) of this Schedule 2;

“Cash Amount”	has the meaning given to it in Part 1, paragraph 27 of this Schedule 2;

“ESOS”	means the Meggitt 2005 Executive Share Option Scheme, as amended from time to time;

“EPP”	means the Meggitt 2005 Equity Participation Plan, as amended from time to time;

“LTIP”	means the Meggitt 2014 Long Term Incentive Plan, as amended from time to time;

“Meggitt Employees”	means the employees of Meggitt and the employees of members of the Meggitt Group from time to time;

“Meggitt Redundancy Practices”	has the meaning given to it in Part 2, paragraph 10 of this Schedule 2;

“Meggitt Remuneration Committee”	means the remuneration committee of the board of directors of Meggitt;

“Meggitt Remuneration Policy”	means the directors’ remuneration policy approved by Meggitt Shareholders from time to time;

“Meggitt Share Schemes”	means each of the LTIP, SIRP, Sharesave, SIP, ESOS and EPP;

“Qualifying Termination”	has the meaning given to it in Part 2, paragraph 9 of this Schedule 2;

“Relevant LTIP Participant”	has the meaning giving to in in Part 1, paragraph 12 of this Schedule 2;

“Sharesave”	means the Meggitt 2018 Sharesave Plan, as amended from time to time;

“SIP”	means the Meggitt plc Share Incentive Plan, as amended from time to time;

“SIRP”	means the Meggitt Share Incentive and Retention Plan, as amended from time to time;

“STIP”	means the Meggitt Short Term Incentive Plan, as amended from time to time;

“Transition Awards”	has the meaning giving to in in Part 1, paragraph 12 of this Schedule 2; and

“Trust”	has the meaning given to it in Part 1, paragraph 27 of this Schedule 2.

Part 1

Meggitt Share Schemes

General

1.	As at 30 July 2021, the following options and awards were outstanding under the Meggitt Share Schemes:

Meggitt Share Scheme	Form of award(s)	Number of Meggitt Shares subject to outstanding awards/options
LTIP	Options Conditional Awards	2,941,892 8,645,785
SIRP	Conditional Awards	1,212,796
Sharesave	Options	4,211,171
SIP	Partnership Shares Free Shares	413,072 617,656
EPP	Options	2,637
ESOS	Share Appreciation Rights	10,547

2.	Meggitt confirms that no additional options or awards have been granted since 29 April 2021.

3.

Parker acknowledges that, before the Effective Date, subject to the consent of the Panel where applicable, Meggitt reserves the right to operate the Meggitt Share Schemes in accordance with the rules of the relevant plan, Meggitt’s normal practice and, where applicable, the Meggitt Remuneration Policy. For the avoidance of doubt, the operation of the Meggitt Share Schemes includes (without limitation): granting awards, determining the extent to which awards vest, and satisfying the vesting of awards and the exercise of options.

4.	Parker and Meggitt acknowledge that:

(A)

The Scheme Record Time (as defined in the Announcement) shall take place after the Court Sanction Date, to allow those participants in Meggitt Share Schemes who acquire Meggitt Shares on or before the Court Sanction Date to have those Meggitt Shares acquired by Parker and dealt with through the Scheme.

(B)

Meggitt may amend the rules of the Meggitt Share Schemes if the Meggitt Directors (or the relevant committee) are of the opinion that such amendments are necessary to implement the Scheme or the treatment set out in this Agreement, to facilitate the administration of the Meggitt Share Schemes or to obtain or maintain favourable tax treatment for participants or for Meggitt.

(C)

Parker and Meggitt intend to jointly write to participants in the Meggitt Share Schemes on, or as soon as practicable after, the posting of the Scheme Document to inform them of the impact of the Scheme on their outstanding options and awards under the Meggitt Share Schemes (“Awards”), the extent to which their Awards will vest and become exercisable as a result of the Scheme and any actions they may need to take in connection with their Awards as a result of the Scheme.

(D)

Meggitt Shareholder approval will be sought for an amendment to the articles of association of Meggitt so that any Meggitt Shares issued or transferred on or after the Scheme Record Time will be automatically transferred to, or to the order of, Parker in exchange for the provision by Parker of the same consideration payable per Meggitt Share under the Scheme (or such other consideration as may be agreed between Parker and Meggitt and disclosed in the Scheme Document).

5.

Parker acknowledges and agrees that if, for any reason, Meggitt Shares cannot be issued or transferred when options are exercised or awards vest under any of the Meggitt Share Schemes (or if the Meggitt Remuneration Committee considers that it is inconvenient or costly to do so), such Awards may be settled by Meggitt in cash.

6.

Parker acknowledges that Meggitt may make any submission to the Panel which it deems necessary to implement the arrangements referred to in this Schedule 2, having consulted with Parker before making such submission, and Parker agrees to co-operate as soon as possible and in good faith in the making of any such submission.

7.

Parker confirms that none of the Awards will be exchanged for, converted into or replaced by any options or awards issued or granted by Parker or any member of the Parker Group in respect of the shares in Parker or any member of the Parker Group.

LTIP

8.

Parker acknowledges that any outstanding Awards under the LTIP that are unvested on the Court Sanction Date will vest and become exercisable on the Court Sanction Date in accordance with the rules of the LTIP.

9.

Parker acknowledges that the extent to which unvested Awards outstanding under the LTIP vest in connection with the Acquisition is to be determined solely by the Meggitt Remuneration Committee subject to its discretions under the rules of the LTIP and the Meggitt Remuneration Policy to: (A) assess the achievement of performance conditions; and (B) apply or disapply time pro-rating.

10.	Parker acknowledges that:

(A)

it is the current intention of the Meggitt Remuneration Committee to determine that all outstanding Awards granted under the LTIP shall be time pro-rated by reference to the period of time between the Grant Date (as defined in the rules of the LTIP) and the Court Sanction Date relative to the period of three years; and

(B)	the satisfaction of performance conditions will be assessed by the Meggitt Remuneration Committee on, or shortly prior to, the Court Sanction Date.

11.

Parker acknowledges that all options granted under the LTIP that have vested before or on the Court Sanction Date will be exercisable until the date one month after the Court Sanction Date (unless they lapse earlier under the rules of the LTIP).

12.	Parker agrees that it will, conditional on completion of the Acquisition, implement a new transitional cash plan and will grant under such plan to all individuals who:

(A)	are Meggitt Employees on the Effective Date (or who have left Meggitt employment before the Effective Date due to a Qualifying Termination under Part 2, paragraph 9(f)(ii) below); and

(B)

held unvested Awards granted under the LTIP in 2019, 2020 and/or 2021 (the “2019, 2020 and/or 2021 LTIP Awards”) immediately prior to the Court Sanction Date, and/or where applicable (due to the timetable of the Acquisition) whose 2019 LTIP awards had vested in accordance with the rules of the LTIP before the Court Sanction date,

(each a “Relevant LTIP Participant”) cash awards (the “Transition Awards”), equal to the aggregate of the value of the Meggitt Shares underlying any portion of their 2019, 2020 and/or 2021 LTIP Awards that lapsed due to the application of time pro-rating and/or any assessment of the applicable performance conditions in accordance with the rules of the LTIP, based on the same consideration payable per Meggitt Share as is payable under the Scheme. Parker further agrees that the grant of each Transition Award will be documented in a separate agreement between Parker and each Relevant LTIP Participant as soon as practicable after the date of this Agreement, and in any event prior to the Court Sanction Date, such grant to be conditional on completion of the Acquisition.

13.	Parker agrees that the Transition Awards granted to each Relevant LTIP Participant under paragraph 12 will vest:

(A)	in the case of Transition Awards in respect of 2019 LTIP Awards, on the Effective Date; and

(B)	in the case of Transition Awards in respect of 2020 and/or 2021 LTIP Awards, on the Normal Vesting Date (as defined in the LTIP) of the relevant 2020 and/or 2021 LTIP Award,

subject in each case to the Relevant LTIP Participant: (i) remaining in employment with a member of the Meggitt Group or the Parker Group; or (ii) having left employment with a member of the Meggitt Group or the Parker Group before the Normal Vesting Date in circumstances amounting to a Qualifying Termination (as defined in Part 2, paragraph 9 below), and will in each case vest and be paid by Parker or a member of the Parker Group as soon as practicable on or after:    (i) the Effective Date for Transition Awards in respect of 2019 LTIP Awards; (ii) the Effective Date for Transition Awards in respect of 2020 and/or 2021 LTIP Awards granted to a Relevant LTIP Participant whose Qualifying Termination is under Part 2, paragraph 9(f)(ii) below; and (iii) the Normal Vesting Date or the date of termination of employment if earlier (where a Relevant LTIP Participant is subject to a Qualifying Termination other than under Part 2, paragraph 9(f)(ii) below) for Transition Awards in respect of 2020 and/or 2021 LTIP Awards, in each case less any required deductions and withholdings for income tax and national insurance contributions or social security deductions. For the avoidance of doubt, the Transition Awards will not be subject to any performance conditions.

14.

Parker and Meggitt acknowledge that, after the date of this Agreement, they intend to determine, for each jurisdiction in which a Relevant LTIP Participant is tax-resident, the most tax-efficient approach to structuring the Transition Awards for Relevant LTIP Participants in that jurisdiction. Parker and Meggitt further acknowledge that it may be necessary to scale back the amount payable to a Relevant LTIP Participant under a Transition Award to reduce potential tax inefficiencies in the jurisdiction in which the Relevant LTIP Participant in question is resident.

15.	Parker acknowledges that:

(A)

subject to the consent of the Panel, Meggitt currently intends to make further Awards under the LTIP in the ordinary course of business and in accordance with its usual practice for the financial year ending 31 December 2022 (the “2022 LTIP Awards”), if the Acquisition has not completed by the date in 2022 on which Meggitt would usually make Awards under the LTIP; and

(B)

the Meggitt Remuneration Committee currently intends to determine that any 2022 LTIP Awards (if granted) vest in connection with the Acquisition subject to both time pro-rating and the assessment of applicable performance conditions by the Meggitt Remuneration Committee; and

(C)	the satisfaction of performance conditions in respect of any 2022 LTIP Awards (if granted) will be assessed by the Meggitt Remuneration Committee on, or shortly prior to, the Court Sanction Date.

SIRP

16.

Parker acknowledges that, in respect of subsisting Awards under the SIRP, the Meggitt Shares subject to such Awards will vest, in full, with no application of time pro-rating on the Court Sanction Date in accordance with the rules of the SIRP and the Meggitt Remuneration Policy (as applicable).

17.

Parker acknowledges that, subject to the consent of the Panel, Meggitt reserves the right to grant further Awards for the financial years ending 31 December 2021 and 31 December 2022 under the SIRP in the ordinary course of business and in accordance with its usual practice.

Sharesave

18.

Parker acknowledges that options granted under the Sharesave which would not otherwise have been exercisable prior to the Court Sanction Date will (in consequence of the Acquisition and in accordance with participants’ contractual rights under the rules of the Sharesave) be exercisable in the six months after the Court Sanction Date and, in many cases, will be exercisable over less than the full number of Meggitt Shares than would otherwise be the case on maturity of the relevant savings contract.

19.

Parker agrees that it will make (or procure payment of) a one-off cash payment to those participants in the Sharesave who exercise their options conditional on the Effective Date or earlier in consequence of the Acquisition of an amount equal to the additional profit which the participants would have received if they had continued making their monthly savings contributions after the Effective Date and exercised their options at the end of the earlier of: (i) six months following the Effective Date; and (ii) the maturity of the relevant savings contract, and had those Meggitt Shares been acquired on the terms of the Scheme, provided that no such cash payment will be made in respect of options granted under the Sharesave after the date of this Agreement.

20.

Parker acknowledges that any such one-off cash payment made or procured by Parker in accordance with paragraph 19 above in relation to options exercised under Sharesave will be subject to deductions for income tax and employee’s social security contributions. Parker therefore agrees that the one-off cash payment in respect of options exercised under the Sharesave will be of such amount as shall, after taking account of the participants’ liability to income tax and employee’s national insurance contributions or social security deductions thereon, provide them with an after-tax amount equal to the amount of gain they would have received had they continued making their monthly savings contributions after the Effective Date and exercised their options (by paying over all savings) at the end of the earlier of: (i) six months following the Effective Date; and (ii) maturity of the relevant savings contract and had those Meggitt Shares been acquired on the terms of the Scheme.

21.

Parker acknowledges that, subject to the consent of the Panel, Meggitt reserves the right to grant additional options under the Sharesave in or around the fourth quarter of 2021 or the first quarter of 2022.

22.	Parker agrees that after the Effective Date Meggitt Employees will be eligible to participate in the Parker Global Employee Stock Purchase Plan in countries where that plan is operated.

SIP

23.	Parker acknowledges and agrees that the acquisition of “Partnership Shares” under the SIP may continue until the last reasonably practicable normal purchase date before the Effective Date.

24.

Parker and Meggitt acknowledge and agree that Meggitt Shares held in the SIP trust on behalf of the SIP participants will participate in the Scheme (on the same terms as for other Meggitt Shareholders).

EPP

25.

Parker acknowledges that all outstanding options under the EPP have vested and will remain exercisable for a period of one month following the date on which the Meggitt Remuneration Committee notifies participants of the occurrence of the Court Sanction Date, unless the options lapse earlier under the rules of the EPP.

ESOS

26.

Parker acknowledges that all outstanding Awards under the ESOS have vested and will remain exercisable for a period of one month after the Court Sanction Date, unless the Awards lapse earlier under the rules of the ESOS.

Employee Benefit Trust

27.	As at 30 July 2021, the Meggitt Employees’ Share Ownership Plan Trust (the “Trust”) held approximately 1,782,457 Meggitt Shares and £632,110.74 in cash (the “Cash Amount”).

28.

Parker and Meggitt acknowledge that the expectation is that the trustee of the Trust will be requested to use the Meggitt Shares that it holds to satisfy outstanding Awards as far as possible. To the extent there are insufficient Meggitt Shares in the Trust to satisfy outstanding Awards, Meggitt intends to request the trustee of the Trust to use the Cash Amount to the extent necessary to subscribe for new Meggitt Shares or purchase existing Meggitt Shares to satisfy outstanding Awards.

Part 2

Meggitt Employees

Ordinary course of business arrangements

1.

Parker acknowledges and agrees that Meggitt intends to carry out annual (or other periodic) pay reviews, appraisals and promotion rounds in the ordinary course of business, including a Meggitt Group salary increase of 2.5% currently expected to take effect in October 2021 and an ordinary course pay review in April 2022.

Maintenance of Compensation and Benefits

2.

Parker agrees that it shall, or shall cause the relevant employing entity in the Meggitt Group or the Parker Group to, at a minimum, for the twelve month period immediately following the Effective Date:

(A)

in respect of each person who was a Meggitt Employee immediately prior to the Effective Date and who remains in employment within the Meggitt Group or the Parker Group, maintain at least the same base salary or wage rate, cash incentive compensation opportunities and equity incentive compensation opportunities (or a cash incentive with the same grant date fair value) as were provided to each such Meggitt Employee immediately prior to the Effective Date; and

(B)

provide a benefits and allowance package (including pension benefits), which, taken as a whole, is at least substantially comparable in the aggregate to the existing benefits and allowances available to such Meggitt Employee immediately prior to the Effective Date.

Annual bonus

3.	Parker acknowledges that:

(A)	Meggitt operates annual bonus arrangements which are conditional on financial and individual performance;

(B)

bonus determinations for any Meggitt financial year completed before the Effective Date will be undertaken by Meggitt and determined and, if applicable, paid by Meggitt in accordance with the Meggitt Remuneration Policy (where applicable) and consistent with normal Meggitt practice with payment being made on the normal bonus payment date;

(C)

bonus determinations for the Meggitt financial year ending on 31 December 2021 for certain Meggitt Employees (excluding the executive directors and any Meggitt Employee who is entitled to receive a payment under Part 1, paragraph 12 above) will recognise and reward such Meggitt Employee’s commitments during the COVID-19 pandemic and the size of Meggitt’s annual corporate bonus pool for that financial year will be increased accordingly;

(D)	for the Meggitt financial year in which the Effective Date occurs:

(i)

bonus determinations for the period from the start of the Meggitt financial year up to the Effective Date (or up to the date of a Qualifying Termination, if earlier, where such Qualifying Termination falls under Part 2, paragraph 9(f)(ii) below) will be undertaken by Meggitt on or around the Court Sanction Date on a pro-rated basis; and

(ii)

bonus determinations for the period from the Effective Date to the end of the Meggitt financial year in which the Effective Date occurs (or the date of a Qualifying Termination, if earlier, where such Qualifying Termination does not fall under Part 2, paragraph 9(f)(ii) below) will be undertaken, based on the annual bonus measures already communicated to individuals in the ordinary course by Meggitt at the start of the financial year, by Meggitt shortly after the end of the Meggitt financial year on a pro-rated basis;

(E)	the relevant bonus will be paid (pro-rated to the date of a Qualifying Termination, if applicable):

(iii)

in respect of the period referred to in paragraph 3(D)(i), as soon as reasonably practicable following the Effective Date or, if later, on the normal bonus payment date for Meggitt’s 2021 financial year; and

(iv)	in respect of the period referred to in paragraph 3(D)(ii), on the normal bonus payment date; and

(F)

for financial years starting after the Meggitt financial year in which the Effective Date occurs, Meggitt Employees will be eligible to participate in such bonus arrangements as may be operated by Parker in accordance with Parker’s policies and practices from time to time.

4.

Parker agrees that it will, as soon as reasonably practicable after the Effective Date, in a manner consistent with practices deployed by Parker, make or procure a one-off cash payment (less any required deductions) to certain Meggitt Employees in recognition of their services during the COVID-19 pandemic. For the avoidance of doubt, any Meggitt Employee who is entitled to receive a payment under Part 1, paragraph 12 or Part 2, paragraph 3(C) above will not receive any such cash payment envisaged under this paragraph 4.

Retention arrangements

5.

Parker acknowledges that, for the purpose of protecting the business to be acquired pursuant to the Acquisition up to the Effective Date, Meggitt may make cash retention awards, up to a maximum in aggregate of £11 million, to Meggitt Employees (excluding executive directors) whose recruitment and/or retention is considered critical for the business (the “Retention Awards”). Parker further acknowledges that Meggitt’s intention is that the Retention Awards will be payable within 30 days after the Effective Date or the Longstop Date, and that Meggitt would consult with Parker before granting any Retention Award that is payable before the Effective Date.

6.	Parker agrees to implement retention arrangements for the executive directors of Meggitt on the following terms:

(A)

Parker will procure that a payment is made to each executive director of Meggitt equal to 50% of annual base salary (less any required deductions), payable within 30 days of the Effective Date or, if later, the day following the date on which Meggitt is de-listed from the London Stock Exchange; and

(B)

payment of the amounts provided for under paragraph 6(A) above will be subject to and conditional on: (i) completion of the Acquisition; (ii) de-listing of the Company; and (iii) the relevant executive director remaining in employment with a member of the Meggitt Group or the Parker Group and not having resigned prior to the payment date, save that if the relevant executive director has given or received notice of a Qualifying Termination (as defined in paragraph 9 below) at any time prior to the payment date they will remain entitled to payment in accordance with paragraph 6(A).

Parker agrees that the terms of such retention arrangements will be documented in a separate agreement between Parker and each executive director as soon as practicable after the date of this Agreement, and in any event prior to the Court Sanction Date.

7.

Parker acknowledges that it intends to develop a transition arrangement to enable Meggitt Employees to participate in retention and incentivisation programmes after the Effective Date on the same basis as similarly situated employees of Parker and will communicate it as appropriate.

Severance arrangements

8.

Parker agrees that, if any Meggitt Employee is the subject of a Qualifying Termination (as defined in paragraph 9 below) at any time from the date of this Agreement until the end of the calendar day falling twelve months after the Effective Date, such Meggitt Employee will:

(A)

be entitled to applicable redundancy and severance payments, benefits and arrangements that are no less favourable than those under any Meggitt Redundancy Practices to which they are entitled to participate in accordance with past practice;

(B)

receive any bonus entitlement calculated on a pro-rata basis to the date of termination or, if required by law or any applicable Meggitt Redundancy Practices, to the date upon which notice would have expired in the absence of a payment in lieu of notice;

(C)	receive reasonable and appropriate outplacement support commensurate to their seniority and consistent with Meggitt’s practices in that jurisdiction as at the date of this Agreement;

(D)	be treated as a good leaver (or any similar or equivalent concept) under any relevant leaver provisions of any incentive arrangement in which they participate as at the date of termination; and

(E)

where consistent with Meggitt’s practices in the relevant jurisdiction as at the date of this Agreement, receive a reasonable and appropriate contribution towards legal fees if they enter into a settlement agreement in connection with the termination of their employment.

For the avoidance of doubt, this paragraph 8 does not affect a Relevant LTIP Participant’s rights under Part 1, paragraphs 12 to 14 in respect of Transition Awards.

9.	In this Agreement, a “Qualifying Termination” is:

(A)

any termination by the employer taking effect after the Effective Date: (i) other than by reason of the Meggitt Employee’s gross misconduct (provided, in the opinion of the Meggitt Group HR Director as at the Effective Date (or, if that person is no longer in role, the Meggitt Employee responsible at the relevant time for HR activities within the Meggitt Group), an appropriate and fair disciplinary process was followed); or (ii) other than where the employer is entitled pursuant to the employment contract to dismiss the Meggitt Employee summarily without notice (or payment in lieu of notice);

(B)	any termination taking effect after the Effective Date by reason of the Meggitt Employee’s ill health, injury, disability, death or retirement;

(C)

if the Meggitt Employee ceases to be an employee of the Meggitt Group or the Parker Group after the Effective Date by reason of: (i) his or her employing entity ceasing to be a member of the Meggitt Group or the Parker Group; or (ii) the business or part of the business in which he or she works being transferred to a person that is not a member of the Meggitt Group or the Parker Group;

(D)	a termination taking effect after the Effective Date by reason of the Meggitt Employee’s resignation in circumstances amounting to constructive dismissal;

(E)

a termination taking effect after the Effective Date by reason of the Meggitt Employee’s resignation where, without the Meggitt Employee’s express written consent: (i) the Meggitt Employee’s role and/or reporting level and/or status has been diminished; or (ii) there is a material reduction in the Meggitt Employee’s base salary or wage, cash or compensation, taken as a whole, or a material reduction in the Meggitt Employee’s benefits and allowance package, taken as a whole; or (iii) a Meggitt Employee’s normal place of work is moved more than 25 miles from their previous place of work. In the event of any dispute about whether (i) or (ii) applies to a particular Meggitt Employee, the decision shall be referred to Meggitt’s Group HR Director (or, if that person is no longer in role, the Meggitt Employee responsible for HR activities within the Meggitt Group at the relevant time), who will, acting reasonably, determine the position; or

(F)

if any Meggitt Employee serves notice of resignation at any time after the date of this Agreement and before the Effective Date in circumstances where the Meggitt Remuneration Committee, acting in good faith, has determined that the relevant Meggitt Employee, by virtue of the nature of their role, is at material risk of redundancy or is at material risk of a Qualifying Termination under paragraphs 9(A) to (E) above after the Effective Date, and such Meggitt Employee either:

(i)	ceases to be an employee of the Meggitt Group after the Effective Date; or

(ii)	ceases to be an employee of the Meggitt Group before the Effective Date where the Meggitt Remuneration Committee, acting in good faith:

(a)	has consulted with Parker regarding the Qualifying Termination status of that individual; and

(b)	formed a view that the Effective Date is reasonably proximate;

in each case, other than where the Meggitt Employee continues employment with another employer within the Meggitt Group or the Parker Group.

10.

In this Schedule 2, “Meggitt Redundancy Practices” is any policy or established Meggitt practice in existence at local or Group-wide level (and notified to Parker or Parker’s legal advisers in writing prior to) the date of this Agreement and/or any policy or arrangement agreed between Parker and Meggitt from time to time.